Exhbit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

DYNAMICS RESEARCH CORPORATION,

KADIX SYSTEMS, LLC

and

DAISY D. LAYMAN, THE SOLE MEMBER OF
KADIX SYSTEMS, LLC

July 30, 2008

TABLE OF CONTENTS

PAGE

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION		1

1.1	Definitions.	1
1.2	Certain Interpretive Matters.	12

ARTICLE 2 SALE AND PURCHASE OF THE INTERESTS		13

2.1	Sale and Purchase of the Interests.	13
2.2	Purchase Price; Closing Payment.	13
2.3	Payment of Indebtedness.	14
2.4	Adjustment to Purchase Price	14
2.5	Other Assets.	15
2.6	Cash.	15
2.7	Earnout	15

ARTICLE 3 THE CLOSING		19

3.1	Closing and Closing Date.	19
3.2	Documents to be delivered to the Buyer by the Seller Parties.	20
3.3	Documents and Items to be Delivered to the Seller Parties by the Buyer.	21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER		22

4.1	Authority; Binding Agreement.	22
4.2	Title.	22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER		22

5.1	Organization and Qualifications of the Company.	22
5.2	Capitalization; Record Ownership of Interests.	22
5.3	Actions and Authority; Enforceability.	23
5.4	Schedules; Delivery of Documents; Corporate Records.	23
5.5	Consents and Approvals; No Violation.	23
5.6	Financial Statements; No Undisclosed Liabilities; Financial Controls.	24
5.7	Absence of Certain Changes.	24
5.8	Brokers.	24
5.9	Employee Benefit Matters.	25
5.10	Actions and Proceedings.	27
5.11	Tax Matters.	27
5.12	Compliance with Law; Licenses and Permits.	29
5.13	Intellectual Property.	30
5.14	Real Property; Personal Property.	33
5.15	Insurance.	34
5.16	Contracts.	34
5.17	Government Contracts and Regulatory Matters.	36
5.18	Related Party Transactions.	42
5.19	Liens.	43
5.20	Employee Relations.	43
5.21	Employees and Contractors; Employment Agreements.	43
5.22	Environmental Matters.	44
5.23	Accounts Receivable and Accounts Payable.	44

5.24	Bank Accounts.	45
5.25	Suppliers and Customers.	45
5.26	Complete Disclosure.	45
5.27	Reliance on Advisors.	45

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		45

6.1	Organization.	45
6.2	Actions and Authority; Enforceability.	45
6.3	Consents and Approvals; No Violation.	46
6.4	Brokers.	46
6.5	Solvency; Ability to Perform Agreement. The	46
6.6	Investment Intent.	46
6.7	Actions and Proceedings.	46

ARTICLE 7 COVENANTS OF THE PARTIES		47

7.1	Conduct of Business of the Company.	47
7.2	Access to Information.	49
7.3	Commercially Reasonable Efforts.	49
7.4	Notification of Certain Matters.	49
7.5	Public Announcements.	50
7.6	Acquisition Proposals.	50
7.7	Preparation of Certain Financial Statements.	50
7.8	Cancellation of Rights Awards.	50
7.9	Professional Fees.	51
7.10	Accounts Receivable.	51
7.11	Employees.	51
7.12	Release and Covenant Not to Sue.	51

ARTICLE 8 CONDITIONS TO CLOSING		52

8.1	Conditions to Obligations of the Seller Parties.	52
8.2	Conditions to Obligations of the Buyer.	52

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER		53

9.1	Termination.	54
9.2	Effect of Termination.	54
9.3	Expenses.	54
9.4	Amendment.	55
9.5	Waiver.	55

ARTICLE 10 INDEMNIFICATION		55

10.1	Survival of Representations and Warranties.	55
10.2	Terms of Indemnification.	55
10.3	Procedures.	56
10.4	Limitations on Indemnification; Additional Indemnification Provisions.	56

ARTICLE 11 GENERAL PROVISIONS		57

11.1	Notices.	57
11.2	Severability.	58
11.3	Cooperation in Tax Matters.	58
11.4	Entire Agreement; Assignment; Failure of Certain Conditions.	59
11.5	Parties in Interest; Successors and Assigns.	60

11.6	Legal Counsel.	60
11.7	Governing Law.	60
11.8	Arbitration.	60
11.9	Headings.	61
11.1	Counterparts.	61
11.11	WAIVER OF TRIAL BY JURY.	61
11.12	Time.	61

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Seller Noncompetition Agreement
Exhibit C	Transaction Bonus Agreement
Exhibits D-1 through D-5	Employment Letters
Exhibit E	Osborn Leroy Noncompetition Agreement

SCHEDULES

Schedule 1.1	Employment Agreements
Schedule 2.2(a)	Bonuses
Schedule 2.5	Other Assets
Schedule 2.7(c)	8(a) Contracts
Schedule 2.7(e)(ii)	Certain Earnout Obligations
Schedule 3.2(j)	Employment Letters
Schedule 5.1	Qualifications
Schedule 5.2	Capitalization
Schedule 5.5	Consents; Approvals
Schedule 5.6	Financial Statements; No Undisclosed Liabilities
Schedule 5.7	Absence of Certain Changes
Schedule 5.9(a)	Employee Benefit Matters
Schedule 5.9(b)	Certain Benefit Obligations
Schedule 5.9(i)	Benefit Plans
Schedule 5.9(k)	Termination of Benefit Plans
Schedule 5.9(l)	Section 409A Plans
Schedule 5.10	Actions and Proceedings
Schedule 5.11(a)	Tax Matters
Schedule 5.11(c)	Tax Returns
Schedule 5.12	Compliance with Law
Schedule 5.13(a)(i)	Intellectual Property
Schedule 5.13(a)(ii)	Licenses
Schedule 5.13(h)	Owned Software
Schedule 5.13(i)	Protection of Trade Secrets
Schedule 5.13(j)	Conveyance of Employee IP Rights
Schedule 5.13(l)	IP Interests of Governmental Authority
Schedule 5.13(n)	Open Source Materials
Schedule 5.14(b)	List of all Leases, Subleases and other Agreements
Schedule 5.14(d)	Tangible Personal Property; Liens
Schedule 5.15	Insurance
Schedule 5.16(a)	Material Contracts
Schedule 5.16(c)	Contracts with Certain Limiting Covenants
Schedule 5.16(d)	Notice to Terminate and Contract Validity Upon Consummation of Transactions
Schedule 5.17(a)(i)	Government Contracts
Schedule 5.17(a)(ii)	Government Contracts Not Closed Out
Schedule 5.17(a)(iii)	Unexpired Government Bids
Schedule 5.17(a)(iv)	Vendor Government Subcontracts

Schedule 5.17(a)(v)	Preferred Bidder Status
Schedule 5.17(a)(vi)	Other Government Contracts
Schedule 5.17(a)(vii)	Teaming Agreements
Schedule 5.17(b)(i)	Government Contracts Requiring Termination
Schedule 5.17(b)(iii)(B)	Exceptions to Current and Complete Government Contracts
Schedule 5.17(b)(iii)(G)	Government Contracts Without Internal Controls
Schedule 5.17(b)(iii)(I)	Withholdings
Schedule 5.17(c)	Investigations, Audits and Internal Controls
Schedule 5.17(c)(i)	Certain Audits
Schedule 5.17(c)(v)	Final Written Audit Reports
Schedule 5.17(d)(i)	Debarment, Suspension and Exclusion
Schedule 5.17(f)(i)	Company Backlogs
Schedule 5.17(f)(ii)	Government Furnished Items
Schedule 5.17(g)	Facility Security Clearances
Schedule 5.18	Related Party Transactions
Schedule 5.19	Liens
Schedule 5.20(b)	Employee Complaints, Charges and/or Claims
Schedule 5.20(c)	Notice of Termination
Schedule 5.21(a)	Employment Agreements; Employees
Schedule 5.21(b)	Contractors Agreements
Schedule 5.23(a)	Accounts and Notes Receivable
Schedule 5.23(b)	Accounts and Notes Payable
Schedule 5.23(c)	Unbilled Receivables
Schedule 5.24	Bank Accounts
Schedule 5.25	Suppliers and Customers
Schedule 5.25(v)	Supplier and Customer Impacted Relationships

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 30, 2008, by and among Dynamics Research Corporation, a Massachusetts corporation (the “Buyer”), Kadix Systems, LLC, a Virginia limited liability company (the “Company”), and Daisy D. Layman, an individual and resident of Virginia (“Seller”).

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding membership interest of the Company (the “Interests”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer the Interests all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“2009 Earnout Payment” has the meaning set forth in Section 2.7(a)(ii).

“2010 Deficit” has the meaning set forth in Section 2.7(b)(iii)

“2010 Earnout Payment” has the meaning set forth in Section 2.7(b)(ii).

“8(a) Contracts” has the meaning set forth in Section 2.7(c)(i).

“8(a) Migration Payment” has the meaning set forth in Section 2.7(c)(ii).

“Accounts Receivable” shall mean all of the billed and unbilled, current and long term accounts receivable of the Company.

“Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by or is under common control with that Person.

“Aggregate Rights Termination Payment” has the meaning set forth in Section 7.8.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Documents” has the meaning set forth in the definition of “Materiality Qualifications” contained in this Section 1.

“Anticipated 2009 Gross Margin” has the meaning set forth in Section 2.7(a)(i).

“Anticipated 2010 Gross Margin” has the meaning set forth in Section 2.7(b)(i).

“Anti-Kickback Act” has the meaning set forth in Section 5.17(i).

“Articles of Organization” has the meaning set forth in Section 5.4.

 “Benefit Plan” has the meaning set forth in Section 5.9(a).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day in which banks in the Commonwealth of Massachusetts are authorized to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Party” shall mean, prior to Closing, the Buyer (and its directors, officers, agents and employees), and from and after Closing shall mean each of the Buyer and the Company (and their respective directors, officers, agents and employees).

“Buyer’s Accountant” has the meaning set forth in Section 7.7.

“Buyer Determined Revenue “ has the meaning set forth in Section 2.7(c)(i).

“Buyer Determined 2009 Gross Margin” has the meaning set forth in Section 2.7(a)(i).

“Buyer Determined 2010 Gross Margin” has the meaning set forth in Section 2.7(b)(i).

“Capital Lease Obligations” shall mean the obligations of the Company that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP together with all obligations to make termination payments under such capitalized lease obligations.

“Cash” shall mean, as of an applicable date and time, the difference of (a) the aggregate amount of cash and cash equivalents held in the bank accounts of the Company, including non-cleared deposits, minus (b) the aggregate balance of all outstanding checks and non-cleared debits against such accounts.

“Claim” shall mean any claim, action, litigation, proceeding (arbitral, administrative, legal or otherwise), suit, settlement, stipulation, hearing, charge, complaint, demand or similar matter.

“Claims Escrow” shall mean the amount of Four Million Dollars ($4,000,000) (less an amount up to a maximum of $75,000 (such actual amount to be withheld to be determined by Buyer prior to the Closing) to reimburse Buyer for Buyer's out of pocket expenses to be incurred in connection with the completion of Government Contract close-outs following the Closing), placed into escrow to cover any claims that arise out of Seller’s obligations under Article 10, together with all interest and other earnings thereon.

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment” has the meaning set forth in Section 2.4(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986 and rules and regulations promulgated pursuant thereto, each as amended and in effect from time to time.

“Cognizant Agency” means the U.S. Department of Defense through its representatives in the Defense Security Service and each and every agency sponsoring or acting as Cognizant Security Authority for the Sensitive Compartmented Information Facilities maintained by the Company, or for any access held by employees of the Company to the extent the Defense Security Service is not recognized as the Cognizant Agency for the Classified Facility or for sponsorship of those accesses.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which the Company is a party or which are binding upon Company or its assets, and which are in effect on the date hereof or as of the Closing Date.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Permits” has the meaning set forth in Section 5.12(a).

“Company Products” has the meaning set forth in Section 5.13(f).

“Company Rights Plans” means the Kadix Systems, LLC, Phantom Unit Plan and the Kadix Systems, LLC Ownership Appreciation Rights Plan, as each has been amended.

“Company Securities” has the meaning set forth in Section 5.2.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement, dated as of February 29, 2008, between the Buyer and KippsDeSanto & Co., on behalf of the Company.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.

“Costs” has the meaning set forth in Section 9.3.

“Current Government Contracts” has the meaning set forth in Section 5.17(a)(i).

“Customs Laws” has the meaning set forth in Section 5.17(j)(iii).

“Damages” shall mean any and all losses, charges, Claims, investigations, damages, liabilities (whether contingent, fixed or unfixed, liquidated, unliquidated or otherwise), Liens, obligations, judgments, settlements, fines, penalties, awards, demands, offsets, reasonable out-of-pocket costs, expenses, Taxes, interest, fines, penalties and fees of attorneys, accountants and other experts (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a party’s right to indemnification against any indemnifying party or with respect to any appeal); provided, however, that Damages shall exclude consequential, special, exemplary or punitive damages, unless they are actually incurred by an indemnified party and (i) result from a third party claim or (ii) are otherwise reasonably foreseeable consequential, special, exemplary or punitive damages.

“DHS” shall mean U.S. Department of Homeland Security.

“Discharges” has the meaning set forth in Section 2.3.

“DCAA” shall mean the Defense Contract Audit Agency of the United States.

“Determination” has the meaning set forth in the definition of “Dispute Resolution Procedures” contained in this Section 1.

“Direct Contract Costs” shall mean with respect to any period, the aggregate amounts of labor and other direct expenses, including expenses for materials, subcontracts, consultants and travel incurred by the Company in providing services under an applicable contract or task order and shall exclude fringe benefits, overhead and general and administrative expenses, in each case in accordance with the FAR.

“Discharges” has the meaning set forth in Section 2.3.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Dispute” has the meaning set forth in Section 11.8.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute under Section 2.4 or Section 2.7 are referred by either the Buyer or the Seller for determination as promptly as practicable to the Independent Accounting Firm, which will be jointly engaged by the Buyer, on the one hand, and the Seller, on the other hand, pursuant to an engagement letter in customary form which each of the Buyer and the Seller must execute.  The Independent Accounting Firm must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (i.e., in connection with Section 2.4, whether and to what extent, if any, the Closing Balance Sheet and the accompanying calculations of the Cash and/or Tangible Net Asset Value at the Closing require an adjustment to the Purchase Price based on the terms and conditions of this Agreement (a “Determination”)).  The Determination must be based solely on presentations with respect to such disputed items by the Buyer and the Seller to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by the Buyer or the Seller in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm.  Each of the Buyer and the Seller must use commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm.  The Buyer and the Seller must instruct the Independent Accounting Firm to deliver the Determination to the Buyer and the Seller no later than thirty (30) days following the date on which the disputed items are referred to the Independent Accounting Firm.  In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of Section 2.4 and Section 2.7, as applicable, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Seller or less than the smallest value for such item claimed by the Buyer or the Seller, and (iii) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein.  The Independent Accounting Firm may consider only those items and amounts in dispute (as applicable) which the Buyer and the Seller were unable to resolve.  In the absence of fraud or manifest error, the Determination will be conclusive and binding upon Buyer and the Seller and the Buyer and the Seller will act in accordance with the Determination, including without limitation issuing joint instructions in accordance with the

Determination to the Escrow Agent with respect to any Dispute Resolution Procedure undertaken pursuant to Section 2.4 or 2.7 hereof.  The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other Law.  All fees and expenses of the Independent Accounting Firm incurred in connection with any dispute under Section 2.4 or Section 2.7 will be borne one-half by the Seller and one-half by the Buyer; provided that such the cost to the Seller in connection with any dispute under Section 2.4 shall not exceed Twenty Thousand Dollars ($20,000).

 “Employment Letters” shall mean the employment letter agreements and (in the case of the Seller) the consulting letter agreement, in the forms attached hereto as Exhibits D-1 through D-5 (including all attachments thereto), between the Company and each of the employees listed on Schedule 1.1 attached hereto.

“End Date” has the meaning set forth in Section 9.1(b).

“Environmental Laws” shall mean any Law relating to pollution or protection of the environment or public health and safety including Laws relating to the use, treatment, storage, transportation or handling of Hazardous Materials or the release, discharge, spill, emission, treatment, transportation  or disposal of Hazardous Materials; or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and, in particular, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”), and other comparable state and local Laws and all rules, regulations and policy or guidance documents promulgated pursuant thereto or published thereunder.

“ERISA” has the meaning set forth in Section 5.9(m).

“Escrow Agent” has the meaning set forth in Section 2.2(b).

“Escrow Agreement” has the meaning set forth in Section 2.2(b).

“External Investigation” has the meaning set forth in Section 5.17(c)(i).

“Facility Security Clearances” has the meaning set forth in Section 5.17(g).

“FAR” means the Federal Acquisition Regulations.

“FCPA” has the meaning set forth in Section 5.17(i).

“Final Company Cash” has the meaning forth in Section 2.4(b).

“Final Tangible Net Asset Value” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 5.6(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 2.2(c).

“Fundamental Representations” has the meaning set forth in Section 10.1(a).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Bid” shall mean any bid, offer or proposal made by the Company prior to the Closing Date which, if accepted or successful, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Furnished Items” has the meaning set forth in Section 5.17(f)(ii).

“Governmental Authority” shall mean any foreign, federal, state or local governmental or quasi-governmental or administrative body or entity or subdivision of any of the foregoing including any authority, department, agency, commission, board, bureau, agency, court, tribunal, administrative hearing body, or other instrumentality, in particular, and without limiting the foregoing, the following federal departments, office and agencies: Environmental Protection Agency, Equal Employment Opportunity Commission, Defense Contract Management Agency, Defense Contract Audit Agency, Defense Security Service, Department of Defense/Office of Special Investigations, the General Accounting Office and the General Services Administration.

“Gross Margin” shall be calculated as revenue minus (i) Direct Contract Cost and (ii) benefit costs on direct labor applied to direct labor at a rate of 27.5%.

“Gross Margin Threshold” means Eleven Million Four Hundred Thousand Dollars ($11,400,000), as may be adjusted in accordance with Section 2.7(a) and/or Section 2.7(b) hereof.

“GSA” shall mean the General Services Administration of the United States.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws, or that poses a hazard to the health and safety of persons or the environment.  Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances’’ as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); and radon.

“HUBZone” has the meaning set forth in Section 5.17(a)(v).

“Indebtedness” shall mean with respect to the Company, at any date, without duplication, (i) all obligations of the Company for borrowed money, including, without limitation, all principal,

interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (ii) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (iv) all obligations of the Company to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all Capital Lease Obligations, and (vi) all Indebtedness of any other Person of the type referred to in clauses (i) to (v) above directly or indirectly guaranteed by the Company or secured by any assets of the Company.

“Indemnification Cap” has the meaning set forth in Section 10.4(a).

“Indemnification Threshold” has the meaning set forth in Section 10.4(a).

“Independent Accounting Firm” shall mean BDO Seidman, LLP, or such other recognized accounting firm with expertise in Government Contracts mutually agreed upon by the Purchaser and the Seller, or otherwise selected by the American Arbitration Association; provided, however, that the Independent Accounting Firm may not have, or have had in the last three (3) years, a business relationship with any of the Seller, the Company or the Buyer.  The parties agree that BDO Seidman, LLP will be deemed to be independent even though the Buyer may, in the future, designate BDO Seidman, LLP to resolve disputes of the type described in Section 2.4 or Section 2.7.  If BDO Seidman, LLP is unable to serve as the Independent Accounting Firm and the Buyer and the Seller have failed to reach agreement on an Independent Accounting Firm within ten (10) days following the termination of the time period set forth in Section 2.4 or Section 2.7 for the Buyer and Seller to resolve such dispute prior to initiation of the Dispute Resolution Procedure, then the parties will jointly engage the American Arbitration Association to select the Independent Accounting Firm, in accordance with the procedures of the American Arbitration Association to make such election.

“Indirect Costs” shall mean any costs other than Direct Contract Costs, including fringe benefits, general and administrative expenses and overhead expenses.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”);  (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof (collectively, “Trademarks”); (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings, methods, know-how, data, formulas, compositions, and methods, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto (f) computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases (“Software”); and (g) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“Interests” has the meaning set forth in the Recitals hereto.

“Internal Investigation” has the meaning set forth in Section 5.17(c)(ii).

“IP License” has the meaning set forth in Section 5.13(a)(ii).

“Knowledge” shall mean, (i) with respect to the Buyer, the actual knowledge of any director or officer of the Buyer; (ii) with respect to the Seller Parties, the actual knowledge of any of Seller, Douglas Layman, Chuck Schefer, Rick Bostian, Ivan Santos or Osborn Leroy, which shall include such knowledge that any of the foregoing would have after reasonable inquiry of direct or indirect subordinate employees and with respect to relevant documents in the normal course of his or her duties on behalf of the Company.

“Law” shall mean any federal, state, local, foreign or other law, statute, constitution, principle of common law, ordinance, code, Order, edict, rule, regulation, requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security interest, lease, sublease, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, option, lien (statutory or otherwise), right of first refusal or other encumbrance or restriction of any kind whatsoever.

“Listing” has the meaning set forth in Section 5.17(d)(i).

“Material Adverse Effect” means, with respect to the Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to cause, result in or have, a material adverse effect on the business, properties, prospects, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company, or materially diminish the value of the Company or the Interests or (b) does or would reasonably be expected to materially impair or delay the ability of the Company or Seller to perform her obligations under this Agreement or to consummate the transactions contemplated hereby (including any announcement with respect to this Agreement or any of the transactions contemplated hereby); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  Any adverse effect arising from or attributable or relating to (A) the announcement or pendency of the transactions contemplated by this Agreement due to the identity of the Buyer (and excluding in any event any resignation by employees), (B) conditions affecting (1) any of the industries in which Company operates or participates, or (2) the U.S. economy or financial markets (except that such conditions in clauses “(1)” and “(2)”  of this clause “(B)” shall be taken into account to the extent they have adversely affected the Company’s business disproportionately to the degree they have affected the business of the other companies in the same industry sector as Company), (C) the taking of any action required to cause compliance with the terms of, or the taking of any action required by, this Agreement, or (D) any change in accounting requirements or principles or any change in applicable Law or the interpretation thereof, provided such change does not adversely affect the Company’s business disproportionately to the degree it affects the business of the other companies in the same industry sector as Company.

 “Materiality Qualifications” means any “material,” “materially,” “in all material respects,” “Material Adverse Effect” and similar qualifications contained in any representations and warranties under this Agreement (including the Disclosure Schedules hereto), any certificate delivered pursuant to Articles 3 and/or 8 hereof, the Seller Noncompetition Agreement or the Transaction Bonus Agreement (collectively, the “Agreement Documents”).

 “Migrated” has the meaning set forth in Section 2.7(c)(iii).

“Migrated Work Revenue” has the meaning set forth in Section 2.7(c)(i).

“OARs” shall have the same meaning as set forth in the Kadix Systems, LLC Ownership Appreciation Rights Plan.

“Open Source Materials” has the meaning set forth in Section 5.13(n).

“Operating Agreement” has the meaning set forth in Section 5.4.

 “ORCA” has the meaning set forth in Section 5.17(b)(iii)(c).

“Order” means any order, decree, ruling, judgment, injunction, writ or other action of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Patents” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.

“Permitted Liens” shall mean (i) Liens for water, sewage and similar charges and Taxes and assessments not yet due and payable, and (ii) statutory encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by applicable Law in the Ordinary Course of Business for sums not yet due and payable.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“Pre-Closing Costs” has the meaning set forth in Section 9.3.

“Preferred Bidder Status” has the meaning set forth in Section 5.17(a)(v).

“Professional Fees Certificate” has the meaning set forth in Section 7.9.

“Preliminary Statement”  has the meaning set forth in Section 2.4(a).

“Professional Fees” has the meaning set forth in Section 7.9.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” has the meaning set forth in Section 5.14(b).

 “Real Property Leases” has the meaning set forth in Section 5.14(b).

“Rights Award” has the meaning set forth in Section 7.8.

“Rights Termination Payment” has the meaning set forth in Section 7.8.

“Rules” has the meaning set forth in Section 11.8.

“SEC” shall mean the United States’ Securities and Exchange Commission.

“Section 409A Plan” has the meaning set forth in Section 5.9(l).

“Security Clearances” has the meaning set forth in Section 5.17(g).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s  Accountants” has the meaning set forth in Section 7.7.

“Seller’s Counsel” has the meaning set forth in Section 8.2(d).

“Seller’s Investment Banker” has the meaning set forth in Section 5.8.

“Seller Noncompetition Agreement” has the meaning set forth in Section 3.2(d).

“Seller Party” shall mean, prior to Closing, each of the Seller and the Company and from and after Closing shall mean the Seller.

“Small Business Act” means the Small Business Act, U.S. Public Law 85-536, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.

“Tangible Net Asset Value” shall mean the difference determined by subtracting (i) all liabilities of the Company, excluding Indebtedness but including liabilities to pay amounts under the  Company's MRICD Program Account, from (ii) all tangible assets of the Company, excluding Cash other than Cash in the Company's MRICD Program Account, determined in accordance with GAAP (except to the extent modified by this definition) and, solely to the extent consistent with GAAP, in a manner consistent with the Company’s past accounting practices.

“Tangible Net Asset Escrow” shall mean the amount of Five Hundred Thousand Dollars ($500,000) placed into escrow by the Buyer from the Purchase Price pending the determination of Tangible Net Asset Value pursuant to Section 2.4, together with all interest and other earnings thereon.

“Target Tangible Net Asset Value” shall mean Five Million Eight Hundred Thousand Dollars ($5,800,000).

“Tax” or “Taxes” shall mean, however denominated, all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, social security, unemployment, worker’s compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, escheat, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing (including any amendments) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, where permitted or required, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trade Compliance Laws” means any requirement of Law relating to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services including:  Angola (UNITA) Sanctions Regulations, 31 C.F.R. Part 590; Anti-Terrorism and Effective Death Penalty Act, Pub. L. 104-132 (Apr. 24, 1996); Arms Export Control Act, 22 U.S.C. § 2751 et seq.; Burmese Sanctions Regulations, 31 C.F.R. Part 537; Cuban Assets Control Regulations, 31 C.F.R. Part 515; Cuban Democracy Act, 22 U.S.C. §§ 6001-6010; Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § 6021 et seq.; Export Administration Act, 50 U.S.C. §§ 2401-2420 (2000); Export Administration Regulations, 15 C.F.R. Parts 730 et seq.; Federal Republic of Yugoslavia (Serbia and Montenegro) and Bosnian Serb-Controlled Areas of the Republic of Bosnia and Herzegovina Sanctions Regulations, 31 C.F.R. Part 585; Federal Republic of Yugoslavia (Serbia and Montenegro) Kosovo Sanctions Regulations, 31 C.F.R. Part 586; Federal Republic of Yugoslavia (Serbia and Montenegro) Milosevic Sanctions Regulations, 31 C.F.R. Part 587; Foreign Assets Control Regulation, 31 C.F.R. Part 500; Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 to 78dd-3; Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597; Global Terrorism Sanctions Regulations, 31 C.F.R. Part 594; Highly Enriched Uranium Agreement Assets Control Regulations, 31 C.F.R. 540; ILSA Extension Act of 2001, 50 U.S.C. §1701 note; International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706 (2000); International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; Iran and Libya Sanctions Act, Pub. L. 104-172 (Aug. 5, 1996); Iranian Assets Control Regulations, 31 C.F.R. Part 535; Iranian Transactions Regulations, 31 C.F.R. Part 560; Iran-Iraq Arms Nonproliferation Act, Pub. L. 102-484 (Oct. 23, 1992); Iraqi Sanctions Regulations, 31 C.F.R. Part 575; Iraq Sanctions Act, Pub. L. 101-513 (Nov. 5, 1990); Libya Sanctions Regulations 31 C.F.R. 550; Narcotics Trafficking Sanctions Regulations, 31 C.F.R. Part 536; Nuclear Non-Proliferation Act, 22 U.S.C. §§ 3201 et seq.; Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236 (Apr. 30, 1994); Rough Diamonds (Sierra Leone and Liberia) Sanctions Regulations, 31 C.F.R. Part 592; Sudanese Sanctions Regulations, 31 C.F.R. Part 538; Syria Accountability and Lebanese Sovereignty Restoration Act of 2003, Pub. L. 108-175; Syrian Sanctions Regulations, 31 C.F.R. Part 542; Taliban (Afghanistan) Sanctions Regulations, 31 C.F.R. Part 545; Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; Terrorism Sanctions Regulations, 31 C.F.R. Part 595; Tiananmen Square Sanctions, Pub. L. 101-246, Title IX (Feb. 16, 1990); Trade Sanctions Reform and Export Enhancement Act of 2000, 22 U.S.C. §§ 7201-7209; Trading With the Enemy Act, 50 U.S.C. App. 5(b); Weapons of Mass Destruction Trade Control Regulations, 31 C.F.R. 539; Western Balkans Stabilization Regulations, 31 C.F.R. 588; Zimbabwe Sanctions Regulations, 31 C.F.R. Part 541; the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956-1957; and the Bank Secrecy Act, 31 U.S.C. §§ 5311-5332, 12 U.S.C. §§ 1818(s), 1829(b) and 1951-1959.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”

contained in this Section 1.

 “Transaction Bonus Agreement” shall have the meaning set forth in Section 3.2(d).

“Transaction Bonus Payment” means the $100,000 payment due to Douglas Layman at the Closing under the Transaction Bonus Agreement.

“Transaction Documents” shall mean this Agreement and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement.

“Unbilled Receivables” shall have the meaning set forth in Section 5.23(c).

“USMC” shall mean the United States Marine Corps.

“Vendor Government Subcontract” means any Contract between the Company and another Person for the purpose of obtaining goods or services to be delivered under or used in performance of a Government Contract.

1.2    Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires:

(a)           words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)           reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(d)           any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(e)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(f)           relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(g)           reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

(h)           any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

The parties further acknowledge that:  (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any

Exhibits and Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE 2

SALE AND PURCHASE OF THE INTERESTS

2.1    Sale and Purchase of the Interests.  Upon and subject to the terms and provisions of this Agreement, the Buyer shall purchase and accept delivery from the Seller, and the Seller shall sell, assign, transfer, and deliver to the Buyer, at the Closing, all of the Interests, free and clear of all Liens.

2.2    Purchase Price; Closing Payment.  The total purchase price for the Interests will be Forty-Two Million Dollars ($42,000,000), subject to adjustment at and following the Closing pursuant to Section 2.4 and Section 2.7 (the “Purchase Price”).  The Purchase Price will be paid by the Buyer to the Seller as follows:

(a)           At the Closing, the Buyer shall (i) deliver to the Seller Forty-Two Million Dollars ($42,000,000) plus or minus, as applicable (A) the amount of the Closing Adjustment, plus (B) the estimated amount of Cash (not previously distributed pursuant to Section 2.6) as of the close of business on the Business Day immediately preceding the Closing Date, as set forth in the updated Preliminary Statement delivered pursuant to Section 2.4(a), less (C) the sum of (1) aggregate amount of the Tangible Net Asset Escrow and the Claims Escrow (which amounts total Four Million Five Hundred Thousand Dollars ($4,500,000)), (2) the aggregate amount of the Indebtedness as of the close of business on the Closing Date, (3) the amount of the Aggregate Rights Termination Payment, (4) the aggregate amount of the discretionary bonuses set forth on Schedule 2.2(a), (5) the amount of the Transaction Bonus Payment and (6) the amount of the Professional Fees (the aggregate amount payable by the Buyer to the Seller at the Closing is sometimes referred to herein as the “Closing Payment”), and (ii) deliver to the Escrow Agent the Tangible Net Asset Escrow and the Claims Escrow and to the parties listed on the Professional Fees Certificate the Professional Fees.  Payment will be via wire transfer to the an account of the Seller that is designated by the Seller in writing at least one Business Day prior to the Closing, or if no account is so designated, by cashier’s check.  The Indebtedness will be paid by the Buyer to the parties listed in the Discharges in accordance with Section 2.3.  The Aggregate Rights Termination Payment, the Transaction Bonus Payment and the aggregate amount of the discretionary bonuses set forth on Schedule 2.2(a) will be paid by the Buyer directly to the Company at the Closing, and the Company will remit the Aggregate Rights Termination Payment, the Transaction Bonus Payment and the amounts of such discretionary bonuses to the applicable recipients; provided, that the amount so remitted will be net of applicable withholding Taxes which will be retained by the Company and paid over the applicable Governmental Authority when due.  The Professional Fees will be paid by the Buyer to the parties listed on the Professional Fees Certificate at the Closing in accordance with the payment instructions set forth therein.

(b)           The term, conditions and procedures by which the Tangible Net Asset Escrow and the Claims Escrow shall be disbursed shall be set forth in an Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) to be entered into among the Buyer, the Seller and Brown Brothers Harriman & Co. (the “Escrow Agent”).

 (c)           Not later than one (1) Business Day prior to the Closing Date, the Company shall prepare and deliver to Buyer a flow of funds memorandum containing the Company’s good faith estimate

(including all calculations in reasonable detail) of: (a) the aggregate amount of Indebtedness as of the close of business on the Closing Date, together with payoff letters from the applicable creditors, (b) the amount of the Professional Fees as of the Closing, (c) the amount of the Rights Termination Payments and each recipient thereof, (d) the amount of the Transaction Bonus Payment and (e) the amounts of the discretionary bonuses set forth on Schedule 2.2(a) and each recipient thereof, and (f) the amount of the Closing Payment (such statement, the “Flow of Funds Memorandum”).  These calculations together with the updated information with respect thereto as of the Closing (including pursuant to the Preliminary Statement delivered pursuant to Section 2.4(a)) will be used in connection with the payments described in this Section 2.2.  The Flow of Funds Memorandum shall be reasonably acceptable to the Buyer and also will contain wire instructions for all of the foregoing payments (or instructions to pay certain amounts by check).

2.3    Payment of Indebtedness.  At the Closing, the Buyer will pay or cause the payment of (to the extent not already paid by the Company) the unpaid Indebtedness of the Company set forth on the updated Flow of Funds Memorandum (including interest, penalties and Capital Lease Obligations) in exchange for written releases, payoff letters and UCC-3s from each payee, as appropriate, each to be in a form reasonably acceptable to the Buyer (collectively, the “Discharges”).

2.4    Adjustment to Purchase Price

(a)           Not later than one (1) Business Day prior to the Closing Date, the Company will deliver to Buyer a certificate signed by an officer of  the Company (the “Preliminary Statement”) setting forth the Company’s good faith estimate (including all calculations in reasonable detail) of (i) the Tangible Net Asset Value as of the close of business on the Business Day immediately preceding the Closing Date (the “Tangible Net Asset Value”), (ii) the balance sheet for the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), (iii) the amount of the Cash (that will not otherwise have been distributed pursuant to Section 2.6) as of the close of business on the Business Day immediately preceding the Closing Date.  The Company will provide to the Buyer immediately prior to Closing an update of the Preliminary Statement to reflect any events or occurrences (such as payment of accounts receivables or writing of checks) or other information that would make the initially-delivered Preliminary Statement inaccurate in any material respects. The Company must prepare the Preliminary Statement and each element thereof by applying GAAP (as modified by the definition of “Tangible Net Asset Value”) and, but only to the extent consistent with GAAP, in a manner consistent with the Company’s past accounting practices.  The Preliminary Statement shall be subject to Buyer's written approval, and not later than one (1) day prior to the Closing, the Buyer shall identify any adjustments that it believes are required to the Preliminary Statement.  If Seller disputes any such adjustments, Buyer and Seller shall use commercially reasonable efforts resolve such dispute. In the event the Buyer provides its written approval of the Preliminary Statement, the Purchase Price will be adjusted (up or down) at the Closing by the amount of the “Closing Adjustment,” equal to the estimated Tangible Net Asset Value set forth on the Seller’s updated Preliminary Statement minus the Target Tangible Net Asset Value.  In the event that Buyer does not provide its written approval of the Preliminary Statement, the Closing shall proceed subject to the fulfillment or waiver in accordance herewith of the conditions set forth in Article 8, and any adjustment to the Purchase Price with respect to Tangible Net Asset Value and/or Cash shall be determined in accordance with Section 2.4(b) and (c).

(b)           No later than ninety (90) days following the Closing Date, the Buyer will prepare and deliver to the Seller, the Buyer’s good faith determination of the Closing Balance Sheet and actual Tangible Net Asset Value as of the close of business on the Business Day immediately preceding the Closing Date and the actual Cash as of the close of business on the Business Day immediately preceding

Closing Date, and identifying any adjustments to the Purchase Price under Section 2.4(c) as a result of such determinations.  The Buyer must prepare such information by applying GAAP (as modified by the definition of “Tangible Net Asset Value”) and, but only to the extent consistent with GAAP, in a manner consistent with the Company’s past accounting practices.  If the Seller does not object to the Buyer’s determinations within thirty (30) days after receipt thereof, or accepts such determinations in writing during such thirty (30) day period, the Purchase Price will be adjusted as set forth in the Buyer’s notice of its determinations, and payment made in accordance with Section 2.4(c).  If the Seller objects to all or part of the Buyer’s determinations, the Seller will notify the Buyer in writing of such objections within thirty (30) days after the Seller’s receipt thereof (such notice setting forth in reasonable detail the basis for such objections).  During such thirty (30) day period,  the Buyer will permit the Seller access to such work papers relating to the preparation of Buyer’s determinations as may be reasonably necessary to review in detail the manner in which Buyer’s determinations were prepared.  The Buyer and Seller will thereafter negotiate in good faith to resolve any such objections.  If Buyer and the Seller are unable to resolve all of such differences within twenty (20) days after Buyer’s receipt of Seller’s objections, either the Buyer or Seller may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by providing such other party written notice of such demand.  The terms “Final Tangible Net Asset Value,” “Final Company Cash” mean the definitive Tangible Net Asset Value and the definitive amount of Cash, respectively, as each is finally determined pursuant to this Section 2.4(b).

(c)           In accordance with the terms of the Escrow Agreement, within five (5) Business Days of the determination of the Final Tangible Net Asset Value and Final Company Cash:

(i)           If the sum of (A) (1) Final Tangible Net Asset Value minus (2) the estimated Tangible Net Asset Value set forth on the Seller’s updated Preliminary Statement (or, in the event the Preliminary Statement is not approved by Buyer, the Target Tangible Net Asset Value), plus (B) (1) Final Company Cash minus estimated Cash set forth on the Seller’s updated Preliminary Statement (or, in the event the Preliminary Statement is not approved by Buyer, zero), is a positive number, then the Buyer and Seller shall instruct the Escrow Agent to pay to the Seller the Tangible Net Asset Escrow and the Buyer shall additionally pay to the Seller an amount equal to such positive sum;

(ii)           If the sum of (A) (1) Final Tangible Net Asset Value minus (2) the estimated Tangible Net Asset Value set forth on the Seller’s updated Preliminary Statement (or, in the event the Preliminary Statement is not approved by Buyer, the Target Tangible Net Asset Value), plus (B) (1) Final Company Cash minus (2) estimated Cash set forth on the Seller’s updated Preliminary Statement (or, in the event the Preliminary Statement is not approved by Buyer, zero) is a negative number, then the Buyer and Seller shall instruct the Escrow Agent to pay to the Buyer from the Tangible Net Asset Escrow the amount by which such negative sum is less than zero (0) (such deficit, the “Deficit Amount”), up to and including the entire amount of the Tangible Net Asset Escrow as necessary.  If the Deficit Amount is greater than the amount of the Tangible Net Asset Escrow, then the Seller shall pay to the Buyer in Cash an amount equal to such shortfall.  If the Deficit Amount is less than the amount of the Tangible Net Asset Escrow, then the Buyer and Seller shall instruct the Escrow Agent to pay the remaining balance of the Tangible Net Asset Escrow to the Seller.

2.5    Other Assets.  Any assets, whether contracts, employees property or otherwise, which are necessary to operate the Company but which are not owned or leased by the Company but instead are owned by the Seller, all of which are listed in Schedule 2.5 attached hereto, will be conveyed by the Seller to the Buyer at the Closing at no charge or will be the subject of a free and unencumbered exclusive use right granted by the Seller to the Company at the Closing at no charge.

2.6    Cash.  The Company shall have the right to distribute to the Seller prior to the Closing all Cash, other than Cash contained in the Company's MRICD Program Account.

2.7    Earnout.

(a)	2009 Earnout Payment.

(i)           On or before January 31, 2009, the Buyer will deliver to the Seller Buyer’s determination of the anticipated aggregate Gross Margin for calendar year 2009 to be derived from (A) the Company’s unrestricted Government Contracts (assuming anticipated renewals, options exercises and/or successful recompetes of such Government Contracts in 2009, as applicable) as of December 31, 2008 with DHS and for which the period of performance has not expired or terminated as of December 31, 2008, (B) the Company’s unrestricted Government Contracts as of December 31, 2008 (assuming anticipated renewals, options exercises and/or successful recompetes of such Government Contracts in 2009, as applicable) with the USMC and for which the period of performance has not expired or terminated as of December 31, 2008 and (C) any other Government Contract(s) proposed by the Seller to Buyer and approved in writing by Buyer in its sole and absolute discretion (which written approval shall set forth the mutually agreed adjustment, if any, to the Gross Margin Threshold with respect to such Government Contract(s)) (the “Buyer Determined 2009 Gross Margin”).  Notwithstanding the methodology that may have been used by the parties to determine the Gross Margin Threshold, each of Gross Margin, Buyer Determined 2009 Gross Margin and Anticipated 2009 Gross Margin shall be determined in a manner consistent with the methodology set forth in this subsection (a)(i).  To the extent that the Seller has any dispute with the Buyer Determined 2009 Gross Margin, the Seller shall, no later than February 27, 2009, notify the Buyer in writing of its specific objections to Buyer’s determination.  Prior to such date, the Buyer will permit the Seller access to such work papers relating to the preparation of Buyer’s determinations as may be reasonably necessary to review in detail the manner in which Buyer’s determinations were prepared.  If the Seller does not provide written notice of any such dispute on or prior to February 27, 2009, the Seller shall be deemed to have accepted the Buyer Determined 2009 Gross Margin. If the Seller provides the Buyer with written notice of a dispute of the Buyer Determined 2009 Gross Margin on or prior to February 27, 2009, the Buyer and Seller shall attempt to resolve such dispute on or prior to March 9, 2009.  In the event the Buyer and Seller are unable to resolve such dispute on or prior to March 9, 2009, (A) either the Buyer or Seller may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by providing such other party written notice of such demand, and (B) the obligation to pay the 2009 Earnout Payment shall be suspended until the final resolution of the dispute.  The anticipated aggregate Gross Margin for calendar year 2009 from the Government Contracts described in the first sentence of this Section 2.7(a)(i) finally determined in accordance with this Section 2.7(a)(i) shall be referred to as the “Anticipated 2009 Gross Margin.”

(ii)           On or prior to March 2, 2009, or, in the event there is a pending Dispute Resolution Procedure with respect to the Buyer Determined 2009 Gross Margin as of March 2, 2009, five (5) Business Days following the final determination of the Anticipated 2009 Gross Margin,  the Buyer shall pay the Seller an amount (the “2009 Earnout Payment”) equal to (A) the Anticipated 2009 Gross Margin minus (B) the Gross Margin Threshold, provided the 2009 Earnout Payment is a positive number.

(iii)           For purposes of this Agreement, an “unrestricted Government Contract” means a Government Contract (including any subcontract within the definition of “Government Contract” at Section 1.1 hereof) with respect to which the procurement therefor (including the eligibility for any such subcontract) was not restricted to contractors qualified as any one or more of the following: a “small business;” “small disadvantaged business;” protégé status; woman-owned small business status or other preferential status (including, but not limited to, participation in preferential status programs such as the HUBZone program and participation under Section 8(a) of the Small Business Act) or otherwise having a Preferred Bidder Status, and shall include any GSA Schedule contract or award thereunder.

(b)	2010 Earnout Payment

(i)           On or before January 29, 2010, the Buyer will deliver to the Seller Buyer’s determination of the anticipated aggregate Gross Margin for calendar year 2010 to be derived from (A) the Company’s unrestricted Government Contracts (assuming anticipated renewals, options exercises and/or successful recompetes of such Government Contracts in 2010, as applicable) as of December 31, 2009 with DHS and for which the period of performance has not expired or terminated as of December 31, 2009, (B) the Company’s unrestricted Government Contracts (assuming anticipated renewals, options exercises and/or successful recompetes of such Government Contracts in 2010, as applicable) as of December 31, 2009 with the USMC and for which the period of performance has not expired or terminated as of December 31, 2009 and (C) any other Government Contract(s) proposed by the Seller to Buyer and approved in writing by Buyer in its sole and absolute discretion (which written approval shall set forth the mutually agreed adjustment, if any, to the Gross Margin Threshold with respect to such Government Contract(s)) (the “Buyer Determined 2010 Gross Margin”).  Notwithstanding the methodology that may have been used by the parties to determine the Gross Margin Threshold, each of Gross Margin, Buyer Determined 2010 Gross Margin and Anticipated 2010 Gross Margin shall be determined in a manner consistent with the methodology set forth in this subsection (b)(i).  To the extent that Seller has any dispute with the Buyer Determined 2010 Gross Margin, Seller shall, no later than February 26, 2010, notify the Buyer in writing of its specific objections to Buyer’s determination.  Prior to such date,  the Buyer will permit the Seller access to such work papers relating to the preparation of Buyer’s determinations as may be reasonably necessary to review in detail the manner in which Buyer’s determinations were prepared.  If the Seller does not provide written notice of any such dispute on or prior to February 26, 2010, the Seller shall be deemed to have accepted the Buyer Determined 2010 Gross Margin. If the Seller provides the Buyer with written notice of a dispute of the Buyer Determined 2010 Gross Margin on or prior to February 26, 2010, the Buyer and Seller shall attempt to resolve such dispute on or prior to March 8, 2010.  In the event the Buyer and Seller are unable to resolve such dispute on or prior to March 8, 2010, (A) either the Buyer or Seller may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by providing such other party written notice of such demand, and (B) the obligation to pay the 2010 Earnout Payment shall be suspended until the final resolution of the dispute.  The anticipated aggregate Gross Margin for calendar year 2010 from the Government Contracts described in the first sentence of this Section 2.7(b)(i) finally determined in accordance with this Section 2.7(b)(i) shall be referred to as the “Anticipated 2010 Gross Margin.”

(ii)           On or prior to March 1, 2010, or, in the event there is a pending dispute of the Buyer Determined 2010 Gross Margin as of March 1, 2010, five (5) Business Days following the final determination of the Anticipated 2010 Gross Margin, the Buyer shall pay the Seller an amount (the “2010 Earnout Payment”)  equal to (A) the Anticipated 2010 Gross Margin minus (B) the greater of (x) the Anticipated 2009 Gross Margin and (y) the Gross Margin Threshold, provided the 2010 Earnout Payment is a positive number.

(iii)           If the Seller earned the 2009 Earnout Payment, but the Anticipated 2010 Gross Margin is determined to be less than the Gross Margin Threshold, Seller shall pay to Buyer, on or prior to March 1, 2010 or, in the event there is a dispute of the Buyer Determined 2010 Gross Margin, five (5) Business Days following the final determination of the Anticipated 2010 Gross Margin, an amount equal to (A) the Gross Margin Threshold minus (B) the Anticipated 2010 Gross Margin (the “2010 Deficit”), such amount not to exceed the 2009 Earnout Payment. Any payment owed by the Seller to the Buyer pursuant to this subparagraph (c)(iii) will be payable from the Claims Escrow upon written demand by the Buyer and the Seller shall provide with the Buyer with joint written instructions to the Escrow Agent to deliver from the Claims Escrow to the Buyer an amount equal to the 2010 Deficit.

(c)	8(a) Contract Migration Payments.

(i)           In the event that, subsequent to April 30, 2008, any of the work (as set forth in the applicable 8(a) Contract's statement of work) under any Government Contract awarded pursuant to Section 8(a) of the Small Business Act and in effect as of April 30, 2008 or as of the Closing Date, which Government Contracts are set forth on Schedule 2.7(c) hereto (the “8(a) Contracts”), has been or is Migrated on or before the termination or expiration of the performance period under such 8(a) Contract, the Buyer shall deliver to Seller, within five (5) Business Days following the date of commencement of such work, Buyer’s calculation of the actual awarded revenue value for the 12-month period following the Migration from such Migrated work (assuming anticipated renewals, options exercises and/or successful recompetes in such 12-month period of the applicable Government Contracts to which such work is Migarated, as applicable) (with respect to any such work, the “Buyer Determined Revenue”).  To the extent that the Seller has any dispute with the Buyer Determined Revenue with respect to any Migrated work, the Seller shall, no later than thirty (30) days after receipt of the Buyer Determined Revenue, notify the Buyer in writing of its specific objections to the Buyer Determined Revenue.  Prior to such date, the Buyer will permit the Seller access to such work papers relating to the preparation of Buyer’s determinations as may be reasonably necessary to review in detail the manner in which Buyer’s determinations were prepared.  If the Seller does not provide written notice of any such dispute on or prior to such thirtieth (30th) day, the Seller shall be deemed to have accepted the Buyer Determined Revenue with respect to such Migrated work.  If the Seller provides the Buyer with written notice of a dispute of the Buyer Determined Revenue on or prior to such thirtieth (30th) day, the Buyer and Seller shall attempt to resolve such dispute on or prior the forty-fifth (45th) day from the date of delivery of the applicable Buyer Determined Revenue.  In the event the Buyer and Seller are unable to resolve such dispute on or prior to such forty-fifth (45th) day, (A) either the Buyer or Seller may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by providing such other party written notice of such demand, and (B) payment of the 8(a) Migration Payment with respect to such Migrated work shall be suspended until the final resolution of the dispute.  The actual awarded revenue value for the applicable 12-month period from any applicable Migrated work finally determined in accordance with this Section 2.7(c)(i) shall be referred to as the “Migrated Work Revenue.”

(ii)           On or prior to the thirty-first (31st) day following the commencement of any Migrated work or, if there is a pending Dispute Resolution Procedure with respect to the Buyer Determined Revenue, within five (5) Business Days of the final determination of the Estimated Migrated Revenue with respect to the applicable Migrated work, the Buyer shall pay the Seller an amount (an “8(a) Migration Payment”) equal to the product of (A) the Migrated Work Revenue and (B) Seventy-Five Hundredths (.75).

(iii)           For purposes of this Section 2.7, work under an 8(a) Contract shall be deemed to have been “Migrated” to an unrestricted Government Contract if (A) such 8(a) Contract is reclassified as or otherwise becomes an unrestricted Government Contract of the Company, (B) such 8(a) Contract is recompeted as an unrestricted government Contract, and such recompete is won by and awarded to the Company as the prime contractor, (C) work substantially similar to that set forth in the applicable 8(a) Contract’s statement of work is demonstrated by the Seller to the Buyer’s reasonable satisfaction to have been transferred to, and is intended to be performed by the Company under, an unrestricted Government Contract of the Company, or (D) any other work is demonstrated by the Seller to the Buyer’s satisfaction (determined in Buyer’s sole discretion) to have been transferred to, and is intended to be performed by the Company under, an unrestricted Government Contract of the Company in replacement of work under an 8(a) Contract.

(d)           Notwithstanding anything to the contrary contained herein, the maximum aggregate amount that shall be paid to the Seller under this Section 2.7, including without the limitation the aggregate of the 2009 Earnout Payment, the 2010 Earnout Payment and any and all 8(a) Migration Payments, shall not exceed Five Million Dollars ($5,000,000).  Any payments to be made by Buyer to

Seller under this Section 2.7 shall be made by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the making of such payment.

(e)           Covenants with respect to Earnout.  From and after the Closing and through December 31, 2009 (or, with respect to clauses (i) and (ii) below, until the termination or expiration of the period of performance remaining with respect to any 8(a) Contract and provided that the maximum earnout amount set forth in Section 2.7(c) above has not been paid to the Seller), the Buyer shall:

(i)           Make reasonable efforts to permit the Company to achieve the earnout, consistent with the Buyer’s obligations under applicable Law as a publicly traded company;

(ii)           Comply with its obligations set forth on Schedule 2.7(e)(ii);

(iii)           Maintain a financial reporting system for the Company that will enable the determination of Anticipated 2009 Gross Margin and Anticipated 2010 Gross Margin; and

(iv)           Not transfer the work performed by the Company for USMC or DHS to any other operating unit of Buyer.

Notwithstanding anything to the contrary in this Agreement or otherwise, and without limiting any other rights and privileges that the Buyer and the Company may have following the Closing, neither the Buyer nor the Company shall have any obligation to make any sale in respect of its products or services or enter into any agreement, contract, understanding or arrangement to make any sale in respect of its products or services if the Buyer or Company in good faith determines that it will not be able to earn what it believes to be a reasonable fee or profit from such sale.

2.8           Tax Treatment; Purchase Price Allocation. It is the intent of the Buyer, the Seller and the Company that the acquisition of the Interests hereunder by the Buyer from the Seller qualifies for and will be treated for tax purposes as the equivalent of an asset purchase.  As soon as reasonably practicable after the Closing but in no event later than sixty (60) days after the Closing, the Buyer and Seller shall endeavor in good faith to reach mutual agreement regarding the allocation of the consideration delivered hereunder for the assets purchased, which allocation shall be (a) documented in writing and (b) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of Law, as appropriate); provided, that the Buyer and Seller agree that the allocation of the portion of the consideration to the Seller Noncompetition Agreement shall be such allocation (not to exceed $100,000) as determined by the independent valuation firm engaged by Buyer in connection with the allocation.  The Buyer and Seller shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the foregoing allocation, including as determined pursuant to the foregoing sentence.  Neither the Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise), which is inconsistent with such tax treatment and such allocation unless required to do so by applicable Law.

ARTICLE 3

THE CLOSING

3.1    Closing and Closing Date.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with the provisions of Article 9 hereof, the Closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at 10:00 a.m. (Eastern Time) on the later of (a) August 1, 2008 and (b) the third  (3rd) Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the last to be satisfied or waived of the conditions set forth in Article 8 other than those conditions that by their terms are to be satisfied at the Closing (but subject to the satisfaction or waiver, to the extent permitted by this Agreement or applicable Law, of such conditions), or such other date to be designated by the Buyer and the Seller as promptly as practical after all of the conditions to the respective obligations of the parties set forth in Article 8 hereof shall have been satisfied or waived (such date and time on and at which the Closing actually occurs being referred to herein as the “Closing Date”).  The Closing shall take place at the offices of the Buyer’s counsel, Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102.

3.2    Documents to be delivered to the Buyer by the Seller Parties.  At the Closing, the Seller Parties will deliver to the Buyer:

(a)           Certificates representing 100% of the Interests, duly endorsed for transfer in blank or accompanied by powers duly executed in blank, in proper form for transfer by the Seller;

(b)           A certificate, in form and substance reasonably acceptable to the Buyer, executed by the Seller, as the manager of the Company, dated the Closing Date, and certifying that attached thereto are true and complete copies of:  (i) the Articles of Organization, as in effect as of the Closing Date; (ii) the Operating Agreement, as in effect as of the Closing Date; and (iii) the resolutions duly adopted by the manager of the Company authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which the Company is a party, which resolutions have not been modified, rescinded, or amended and are in full force and effect as of the Closing Date;

(c)           Certificates, in form and substance reasonably acceptable to the Buyer, dated the Closing Date, executed by (i) the President of the Company, certifying as to the accuracy of the Company’s representations and warranties at and as of the Closing and the performance by the Company of its covenants and agreements set forth in this Agreement and each Transaction Document to which the Company is a party to be performed prior to the Closing Date, and (ii) by the Seller certifying as to the accuracy of her and the Company’s representations and warranties at and as of the Closing and the performance by the Seller and the Company of her and its covenants and agreements set forth in this Agreement and each Transaction Document to be performed prior to the Closing Date;

(d)           Each of (i) the Seller Noncompetition Agreement, in substantially the form attached hereto as Exhibit B (the “Seller Noncompetition Agreement”), duly executed by the Seller, (ii) the Transaction Bonus Agreement, substantially in the form attached hereto as Exhibit C (the “Transaction Bonus Agreement”), duly executed by the Company and Douglas Layman; and (iii) the Noncompetition Agreement, in substantially the form attached hereto as Exhibit E (the “Osborn Leroy Noncompetition Agreement”), duly executed by the Company and Osborn Leroy.

(e)           Resignations of the manager of the Company and all of the officers of the Company;

(f)           A cross-receipt executed by the Seller, in a form reasonably satisfactory to the Buyer;

(g)           An IRS Form W-9, completed by the Seller, in a form reasonably satisfactory to the Buyer;

(h)           All of the Company’s contracts, books, records, and other data relating to the Company’s operations, including the Company’s minute and ownership record books;

(i)           The assignment documents or use right documents described in Section 2.5, if applicable;

(j)           Each of the Employment Letters (including all attachments thereto) duly executed by the employees listed on Schedule 3.2(j) attached hereto;

(k)           Certificate of good standing of the Company from the State Corporation Commission of the Commonwealth of Virginia, and a certificates of good standing (or their equivalent) from the Secretaries of State of the jurisdictions listed at Schedule 5.1, each dated not earlier than twenty (20) days prior to the Closing Date;

(l)           The opinion of counsel for the Seller Parties referred to in Section 8.2(d);

(m)           Consents of third parties with respect to the contracts listed in Schedule 5.5 in form reasonably satisfactory to Buyer;

(n)           The Escrow Agreement, duly executed by Seller and the Escrow Agent;

(o)           The Discharges duly executed by each payee;

(p)           Evidence of termination, effective as of Closing, of the Rights Plans, and any other Contracts between the Company and its senior management, directors, officers or the Seller (other than Contracts specifically contemplated by this Agreement).

(q)           The Flow of Funds Memorandum, updated as of the Closing Date, and duly executed by the Company.

(r)           The Preliminary Statement, dated as of the Closing Date, and certified by an officer of the Company as provided in Section 2.4.

3.3    Documents and Items to be Delivered to the Seller Parties by the Buyer.  At the Closing, the Buyer will deliver to the Seller Parties:

(a)           Against receipt of certificates for the Interests, in accordance with Sections 3.2(a), the Closing Payment, and all other amounts required to be paid by Buyer to the applicable recipient pursuant to Section 2.2;

(b)           A certificate, in form and substance reasonably acceptable to the Seller Parties, executed by an authorized officer of the Buyer, dated the Closing Date, and certifying that attached thereto are true and complete copies of (i) the Articles of Organization of the Buyer as in effect as of the Closing Date; (ii)  the By-Laws of the Buyer, as amended and as in effect as of the Closing Date; and (iii) the resolutions duly adopted by the Board of Directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party, which resolutions have not been modified, rescinded or amended and are in full force and effect;

(c)           A certificate, in form and substance reasonably acceptable to the Seller Parties, executed by an authorized officer of the Buyer, dated the Closing Date, certifying as to the accuracy of the Buyer’s representations and warranties at and as of the Closing and the performance by the Buyer of its covenants and agreements set forth in this Agreement and each Transaction Document to which it is a party to be performed prior to the Closing Date; and

(d)           The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

  Seller hereby represents and warrants to the Buyer as follows:

4.1    Authority; Binding Agreement.  This Agreement and each Transaction Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

4.2    Title.  The Seller is the owner of one hundred percent (100%) of the Interests.  The Interests owned by the Seller are owned of record by the Seller free and clear of all Liens of any kind or nature whatsoever, and there is no Person who has any beneficial interest in such Interests other than the Seller.  Delivery of the certificates for the Interests by the Seller to the Buyer on the Closing Date as contemplated in Section 3.2(a) will transfer to the Buyer good and marketable title thereto free and clear of all Liens of any kind whatsoever.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

The Company and the Seller, jointly and severally, hereby represent and warrant to the Buyer as follows:

5.1    Organization and Qualifications of the Company.  The Company is a duly organized and validly existing limited liability company in good standing under the Laws of the Commonwealth of Virginia with all power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not cause a Material Adverse Effect.  Schedule 5.1 lists the jurisdictions where the Company is qualified as a foreign entity.  The Company does not own or control or have the right or obligation to acquire, directly or indirectly, any interest in or control over any Person.

5.2    Capitalization; Record Ownership of Interests.  Schedule 5.2 sets forth the authorized, issued and outstanding membership interests of the Company. Except as set forth on Schedule 5.2, there are no outstanding (i) membership interests, voting securities or other ownership interests of the Company, (ii) securities of the Company convertible into or exchangeable for membership interests, voting securities or other ownership interests in the Company, or (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, and no obligation of the Company to issue, any membership interest, voting securities or other ownership interests in, or securities convertible into or exchangeable for membership interest or voting securities or other ownership interests in, the Company, and no obligation of the Company to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to herein collectively as the “Company Securities”).  None of the Company Securities were issued in violation of the Securities Act or other applicable Law.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  Except for the Operating Agreement, there are no voting trusts, membership agreements, or other agreements, contracts or understandings relating to the ownership, voting or transfer of the Company Securities to which the Company or the Seller is a party.  Except for the Operating Agreement, there are no other agreements, contracts or understandings with respect to the ownership, voting or transfer of any membership interest of the Company.  No Person other than the Seller owns of record or beneficially any Company Securities.  The Interests are duly authorized, validly issued, fully paid and non-assessable.  The membership interest records of the Company indicate that the Seller is the sole owner of the Interests as set forth in Schedule 5.2.  Neither the Seller nor the Company has received any notice of Lien or other Claim against any of the Interests.

5.3    Actions and Authority; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Manager of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement and each Transaction Document to which the Company is a party or to consummate the transactions so contemplated.  This Agreement and each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

5.4    Schedules; Delivery of Documents; Corporate Records.  The Company has delivered or otherwise made available to the Buyer copies of the Articles of Organization of the Company and all amendments thereto (the “Articles of Organization”) and the Operating Agreement of the Company and all amendments thereto (the “Operating Agreement”).  The minute and membership record books of the Company, which have been made available to the Buyer for its inspection, contain complete and correct copies of all charter documents and the records of all meetings and consents in lieu of meeting of the manager and members of the Company since the date of its organization.

5.5    Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement and each Transaction Document to which any of the Seller Parties is a party by the Seller Parties nor the performance by the Seller Parties of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Articles of Organization or Operating Agreement of the Company, (ii) except as set forth on Schedule 5.5, require any consent, waiver, approval, authorization, novation or permit of, or filing with or notification to, any Governmental Authority, (iii) except as set forth on Schedule 5.5, violate, breach, be in conflict with, require notice under, or constitute a default under (with notice or lapse of time or both) or result in, or permit the termination of the acceleration of the maturity, or the performance of any obligation of the Company or the Seller, or any of them, or cause an indemnity payment to be made by the Company under, or result in the creation or imposition of any Lien upon any properties, assets or business of the Company under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any Order to which the Company or the Seller, or any of them, is a party or by which the Company or the Seller or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company to purchase or repurchase any notes, bonds or instruments of any kind, or (iv) violate any Law applicable to the Company or the Seller, or any of them, or any of their respective properties or assets.

5.6    Financial Statements; No Undisclosed Liabilities; Financial Controls.

(a)           Attached to Schedule 5.6 are true, correct and complete copies of (i) the audited balance sheet, income statement and statement of cash flows of the Company as of and for the fiscal years ended December 31, 2006 and 2007 (including any related notes and schedules) (the “Audited Financial Statements”), (ii) the balance sheet and income statement of the Company as of June 30, 2008 and for the six (6) month period ended on such date (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately the financial condition and the results of operations of the Company as of the respective dates thereof.  The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (provided that the unaudited statements do not contain footnotes required by GAAP).

(b)           Except as and to the extent specifically reflected or reserved against in the Financial Statements (including the footnotes thereto) or otherwise disclosed in Schedule 5.6, as of December 31, 2007 the Company did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, matured or unmatured or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) that are required by GAAP to be disclosed in a balance sheet or in the footnotes thereto.  Except as disclosed on Schedule 5.6, the Company does not have any liabilities or obligations of any nature, whether known or unknown, accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), other than liabilities that (i) were reflected or reserved against on the balance sheet included in the Audited Financial Statements or in the footnotes thereto, or (ii) have been incurred in the Ordinary Course of Business and have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

(c)           As of the Closing, assuming the fulfillment of Buyer's obligations in accordance with Section 2.3, the Company will have no Indebtedness.

(d)           The Company maintains a system of accounting established and administered in accordance with GAAP.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that the Company maintains no off-the-book accounts and that the Company’s assets and properties are used only in accordance with the Company’s management directives.

5.7    Absence of Certain Changes.  Except as set forth in Schedule 5.7, since December 31, 2007, (i) the Company has conducted its business only in the Ordinary Course of Business, and (ii) there has not been any event, change, circumstance or development (whether or not arising in the Ordinary Course of Business) which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Schedule 5.7, since December 31, 2007, the Company has not taken any of the actions prohibited by Section 7.1 hereof, and there has not been any material damage, destruction or loss (whether or not covered by insurance) to any asset or property of the Company.

5.8    Brokers.  No investment banker, broker or finder, other than KippsDeSanto & Co. (the “Seller’s Investment Banker”) is entitled to receive any brokerage, finder’s or other payment, fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees or the Seller.

5.9    Employee Benefit Matters.

(a)           Set forth on Schedule 5.9(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, phantom units plan or other ownership appreciation rights plan, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (collectively, the “Benefit Plans”).

(b)           Except as set forth on Schedule 5.9(b), with respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements.  The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does Company have any liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.  No statement, either written or oral, has been made by the Company to any Person with regard to any Benefit Plan that was not in accordance with the Benefit Plan and that could have an adverse economic consequence to the Company or the Buyer.

(c)           Each Benefit Plan is and has been operated at all times in material compliance with all applicable Laws, including ERISA and the Code.  Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has similarly been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law.  No fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.  The preceding sentence does not apply to any deferred compensation plan or incentive compensation plan, which are not intended to be and are not “qualified” plans.

(d)           With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Seller has delivered or otherwise made available (or have caused the Company to have delivered or otherwise made available) to the Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the recent determination letter received from the IRS; (vi) the most recent actuarial valuation; and (vii) all communications with any Governmental Authority in connection with any audit or other investigation by such Governmental Authority of any Benefit Plan.

(e)           With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Claim is pending, or to the Knowledge of the Seller Parties, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements.

(f)           No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code.  No Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date.  The Company does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.  The Company does not currently maintain and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(g)           There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company or the Buyer will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(h)           With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA):  no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees).  The Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(i)           Except as disclosed on Schedule 5.9(i), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), or constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(j)           Except to the extent required by Section 4980B of the Code or other applicable Law, the Company provides no health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k)           Except as set forth on Schedule 5.9(k), all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Buyer or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excess taxes or any other charges or liabilities other than for benefits accrued prior to the Benefit Plan’s termination.

(l)           Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 5.9(l).  Each Section 409A Plan has been administered in good faith compliance with Section 409A of the Code for the period beginning January 1, 2005 through the Closing Date.  The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to excise tax under Section 409A of the Code.

(m)           The Company and the Seller have, in the conduct of the Company’s business, complied in all material respects with all applicable Laws relating to the employment of labor, including those concerning wages, hours, safety and health, work authorization, equal employment opportunity, immigration, employee privacy, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”)), and the payment and withholding of income taxes, unemployment compensation, worker’s compensation, and right to know and social security contributions and similar taxes, and the Company is not liable for any arrearages of wages or any Tax penalties due to any failure to comply with any of the foregoing.

5.10    Actions and Proceedings.  Except as set forth on Schedule 5.10, there is no Claim (whether civil, criminal, administrative, investigative, or informal) pending or, to the Knowledge of the Seller Parties, threatened, against or relating to the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.  The Company is not subject to any outstanding Order of any legal or administrative body or arbitrator.  There are no audits, inquiries or investigations by any Governmental Authority pending and, to the Knowledge of the Seller Parties, there are no audits, inquiries or investigations threatened or contemplated to which the Company or the Seller are a party or of which any of their respective property is the subject.

5.11    Tax Matters.

(a)           Except as set forth on Schedule 5.11(a) (with paragraph references corresponding to those set forth below):

(i)           the Company is classified as a “disregarded entity”, as defined in Treasury Regulations Sections 301.7701-1, 301.7701-2, and 301.7701-3, and thus is not treated as an entity separate from its sole owner for federal income tax purposes, such that the Company does not file a separate federal income tax return, rather the Seller attaches a Schedule C, Profit or Loss from Business, to her joint federal income tax return, IRS Form 1040, U.S. Individual Income Tax Return, to reflect the profit or loss resulting from the activities of the Company;

(ii)           the Company and the Seller, in her capacity as the sole member of the Company have timely filed (taking into account all available extensions) all Tax Returns required to be filed by applicable Law with respect to the activities of the Company and has paid all amounts due in respect of such Taxes (whether or not actually shown on such Tax Returns) and all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Law;

(iii)           the Company and the Seller, in her capacity as the sole member of the Company, have not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns and the period during which any assessment against the Company or the Seller, in her capacity as the sole member of the Company, may be made by the IRS or other appropriate authority has expired without waiver or extension of any such period for each such authority;

(iv)           since January 1, 2004, no Claim has been made, and, to the Knowledge of the Seller Parties, prior to January 1, 2004, no Claim was made, by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(v)           there are no Liens (except for Permitted Liens) with respect to any Taxes attributable to the operations of the Company upon any of the assets or properties of the Company or the Seller, in her capacity as the sole member of the Company, and no Claim has been made relating to Taxes attributable to the operations of the Company that, if adversely determined, would result in any lien on any of the assets or properties of the Company or the Seller, in her capacity as the sole member of the Company; and

(vi)           the Company and the Seller, in her capacity as the sole member of the Company, have on a timely basis paid in full all Taxes for the periods covered by such Tax Returns, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including, without limitation, all Taxes that the Company or the Seller, in her capacity as the sole member of the Company, is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties).

(b)           The Company is not liable for Taxes of any other Person, and there is no contract or agreement in existence under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any other person.

(c)           Set forth on Schedule 5.11(c) is a complete list of income and other Tax Returns filed by the Company and the Seller, in her capacity as the sole member of the Company, pursuant to the Laws of any federal, state or local Tax authority that have been examined or audited by the IRS or other appropriate authority with respect to the past four (4) fiscal years of the Company, and a list of all adjustments resulting from each such examination or audit.  Except as set forth on Schedule 5.11(c), no such examination or audit is in progress.  Except as set forth on Schedule 5.11(c), all deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.  Except for Taxes payable with Tax Returns not yet due and filed, there are no grounds for any further Tax liability.

(d)           The Company or the Seller, in her capacity as the sole member of the Company, has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable Laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file returns and reports relating to Taxes.

(e)           No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

(f)           The Company or the Seller, in her capacity as the sole member of the Company, has not received or applied for a Tax ruling or has entered  into a closing agreement pursuant to Section 7121 of the Code, any predecessor provision or similar provision of state or local Law which closing agreement is currently in effect.

(g)           There are no outstanding adjustments for Tax purposes applicable to the Company under Section 481 of the Code or similar provisions under state or local Law as a result of changes in methods of accounting that would apply to, or have an effect on the Company subsequent to the date herein.  The Company or the Seller, in her capacity as the sole member of the Company, has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require the Company or the Seller, in her capacity as the sole member of the Company, to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Governmental Authority requesting permission for any such change in any accounting method of the Company or the Seller, in her capacity as the sole member of the Company, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(h)           Neither the Company nor the Seller, in her capacity as the sole member of the Company, is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.

(i)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified Section 897(c)(1)(A)(ii) of the Code.

(j)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of (1) an open transaction disposition made on or prior to the Closing Date or (2) a prepaid amount received on or prior to the Closing Date.

(k)           The Company or the Seller, in her capacity as the sole member of the Company, has not (i) consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, applicable United States Treasury Regulations or other published guidance from the IRS or (ii) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(l)           The Company is not a party to (i) any deferred compensation arrangement subject to Section 409A of the Code that does not comply with the requirements of Sections 409A(b)(2), (3), and (4) of the Code or (ii) any contract or other agreement that could obligate it to indemnify any Person against any Taxes resulting from the application of Section 409A of the Code.

(m)           The Company or the Seller, in her capacity as the sole member of the Company, has made all required estimated Tax payments with respect to the profit or loss resulting from the activities of the Company sufficient to avoid any underpayment penalties with respect to such Taxes required to be paid by it or her.

(n)           There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

(o)           The Company or the Seller, in her capacity as the sole member of the Company, has not entered into transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.

5.12    Compliance with Law; Licenses and Permits.

(a)  Except as set forth on Schedule 5.12, the Company is not, in any material respect, in conflict with, in default under or in violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound or affected.  The Company has all material permits, licenses, authorizations, security clearances, consents, approvals, exemptions, variances and franchises from Governmental Authorities necessary or required to conduct its business (the “Company Permits”).  The Company is in compliance with the terms of all Company Permits.  No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Seller Parties, threatened.

(b)           Except as described on Schedule 5.12, there is no Claim or Order of any nature pending, rendered in the past seven (7) years, or, to the Knowledge of the Seller Parties, threatened, by or against Company, its directors, managers, officers or equity holders (provided that any litigation involving the directors, managers, officers or equity holders of the Company must be related to the Company’s business, the Interests or the Company’s assets and/or properties), the Company’s business, the Interests or the Company’s assets and/or properties.  The items listed on Schedule 5.12 will not have, either individually or in the aggregate, a Material Adverse Effect on the Company.  There is no Claim, Order, unsatisfied judgment or similar matter outstanding against Company, the Interests, the Company’s business or the Company’s assets and/or properties.

5.13    Intellectual Property.

(a)           Disclosure.

(i)           Schedule 5.13(a)(i) sets forth all United States and foreign Patents and Patent applications, Trademark  registrations and applications, and Copyright registrations and applications owned or licensed by the Company or otherwise used or held for use by the Company, specifying as to each item, as applicable:  (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

(ii)           Schedule 5.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed, although such licenses will be included in the term “IP Licenses” as that term is used herein) under which the Company is a licensee, sublicensee or otherwise is authorized to use or practice any Intellectual Property that is used in the business of the Company as currently conducted, and for each such IP License, describes the applicable Intellectual Property licensed, sublicensed or used.

(b)           Ownership.  The Company owns, free and clear of all Liens, all Intellectual Property, except for the Intellectual Property that is the subject of the IP Licenses.  To the Knowledge of the Seller Parties, there are no facts or circumstances that would render any Intellectual Property owned by the Company invalid or unenforceable in any material respect.  Except as set forth in Schedule 5.13(b), the Company has the unrestricted right to sell, license, transfer and assign its Intellectual Property.

(c)           Licenses.  The Company has an enforceable license to use all Intellectual Property that is the subject of the IP Licenses.  The IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate Company as presently conducted.  The Company has substantially performed all obligations imposed on it in the IP Licenses to date, has made all payments required to date, and is not, nor to the Knowledge of the Seller Parties, is another party thereto, in material breach or default thereunder, nor, to the Knowledge of the Seller Parties, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d)           Registrations.  All registrations for Copyrights, Patents and Trademarks that are owned by the Company are in force, and all applications filed by or on behalf of the Company to register any Copyrights, Patents and Trademarks are active and pending without, to the Knowledge of the Seller Parties, challenge, interference or opposition of any kind.

(e)           Claims.

(i)           No Claim is pending or, to the Knowledge of the Seller Parties, threatened against the Company, and no Seller Parties has Knowledge of any basis for any Claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property owned by the Company. No item of Intellectual Property owned by the Company is subject to any outstanding Order, stipulation, or settlement agreement restricting in any manner the use, the licensing or the sublicensing thereof.  No Claim is pending or, to the Knowledge of the Seller Parties, threatened against the Company, and no Seller Party has Knowledge of any reasonable basis for any Claim based upon Company’s failure to comply with any IP License.

(ii)           Neither the Company nor Seller has received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties nor, to the Knowledge of Seller Parties has such a Claim been threatened nor is there any basis for any such Claim.

(iii)           To the Knowledge of the Seller Parties, no third party is infringing upon or otherwise violating any Intellectual Property owned by the Company.

(iv)           The Company’s products have been marked as required by the applicable Patent statute and the Company has given the public notice of its Copyrights and notice of its Trademarks as permitted  by the applicable Trademark and Copyright statutes.

(f)           No Infringement of Intellectual Property of Others.  None of the Intellectual Property, products or services owned, developed, sold or licensed by the Company (as the licensor) (the “Company Products”) infringe upon or otherwise violate any Intellectual Property rights of any third party.  To the Knowledge of the Seller Parties, none of the Intellectual Property, products or services owned by a third party and used by or licensed to the Company infringe upon or otherwise violate any intellectual property rights of any  Person.

(g)           Administration and Enforcement.  The Company has taken all commercially reasonable actions to protect its rights, title and interest in and to the Intellectual Property owned by the Company.

(h)           Software.  All Software owned by the Company (as opposed to licensed by the Company) is described in Schedule 5.13(h).  Except as set forth on Schedule 5.13(h), (i) such Software is not subject to any Liens; (ii) to the Knowledge of the Seller Parties, the Company has in its possession or control the most current copy or release of such Software (including the source code) so that the same may be subject to registration in the United States Copyright Office; (iii) the Company has in its possession and control all information sufficient to use such Software in the conduct of the business or operations of the Company as of the date of this Agreement; and (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party, other then as expressly provided in the Contracts listed in Schedule 5.16.

(i)           Trade Secrets.  Except as disclosed on Schedule 5.13(i) or as required pursuant to the filing of any Patent application on behalf of the Company, regarding Company’s Trade Secrets: (i) the Company has taken all commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure, and to maintain the Trade Secrets in confidence so as to preserve their status as Trade Secrets; (ii) to the Knowledge of the Seller Parties, there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) to the Knowledge of the Seller Parties, the Company has the sole and exclusive right to bring Claims for infringement or unauthorized use of such Trade Secrets; (iv)  none of such Trade Secrets infringes upon or otherwise violates valid and enforceable Intellectual Property rights of any Person; and (v) the Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will it be, in violation of any agreement relating to such Trade Secrets.

(j)           Employees, Consultants and Other Persons.  As of the date hereof and except as set forth on Schedule 5.13(j), each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property owned by the Company, either: (i) is a party to an enforceable written agreement that conveys or obligates such person to convey to the Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; or (ii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company.  The Company has made available to the Buyer true and complete copies of all written Contracts referenced in subsection (i) above.  Attached to Schedule 5.13(j) are copies of the Company’s standard forms of written Contracts referenced in subsection (i) above.  Schedule 5.13(j) identifies (1) each Company employee or independent contractor that has executed such a Contract and the form of Contract executed by such Person, (2) each Company employee or independent contractor that has not executed such a Contract, and (3) each Company Contract referenced in subsections (i) and (ii) above that deviate in any material respect from the corresponding standard form of written Contracts attached to Schedule 5.13(j).

(k)           Employee Breaches.  To the Knowledge of the Seller Parties, no employee of the Company has transferred, or disclosed or misused Intellectual Property or confidential or proprietary information of the Company.  To the Knowledge of the Seller Parties, no employee of the Company has, in connection with his or her employment by the Company violated any term of any agreement with any prior employer.

(l)           Related Parties; etc.  The Company does not use or license any Intellectual Property owned by any director, officer, employee or consultant of the Company.  Schedule 5.15(l) identifies any agreements whereby any Governmental Authority or other Person has any interest in the Intellectual Property owned or developed by the Company for such Governmental Authority, and for each such agreement, identifies the rights of such Governmental Authority or other Person.

(m)           Transfer.  The execution by the Company and Seller of this Agreement will not result in the loss or impairment of the rights of the Company to own or use any of the Intellectual Property currently used in the Company’s business, and the Company as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not be, in violation of any IP License.

(n)           Open Source.  Schedule 5.13(n) sets forth all Open Source Materials that are used by the Company in connection with the Company Products. As used herein, “Open Source Materials” means software, data sets or freeware, shareware or public library software or other software, distributed under an open source licensing or distribution model (including without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD

licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).  Schedule 5.13(n) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company.  Except as set forth in Schedule 5.13(n), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Intellectual Property owned by the Company, or any Intellectual Property that otherwise comprises non-Open Source Materials portions of the Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Intellectual Property owned by the Company; or (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Intellectual Property owned by the Company (including requiring that any such Intellectual Property be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge).

5.14    Real Property; Personal Property.

(a)           The Company does not own, and never has owned, any real property in fee or otherwise (except for the leasehold interests referred to in this Section 5.14).

(b)           Schedule 5.14(b) sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy any real property (the “Real Property Leases” and the property governed by such Real Property Leases is referred to herein as the “Real Property”).  The Company has heretofore delivered or otherwise made available to the Buyer true, correct and complete copies of all Real Property Leases (including all written modifications, amendments, supplements, waivers and side letters thereto).  Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenant thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of the Seller Parties, on the part of any other party thereto exists under any Real Property Lease.  All such Real Property Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby.  The Company has a good and valid leasehold interest in each parcel of Real Property leased by it, free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet included in the Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use of such Real Property or materially detract from or diminish the value thereof.

(c)           To the Knowledge of the Seller Parties, the buildings and improvements on the Real Property (i) are in good operating condition and repair and are adequate and suitable for the purposes for which they are currently being used; and (ii) have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws.

(d)           Schedule 5.14(d) sets forth a true, accurate and complete list of each item of tangible personal property with an original cost in excess of $5,000 used in connection with the Company’s business.  To the Knowledge of the Seller Parties, all of the tangible personal property in excess of $5,000 used by the Company in its business is either owned or leased by the Company.  Except as disclosed in Schedule 5.14(d), the Company is in possession of and has good title to, or has valid leasehold interests in, all tangible personal property used in the business of the Company.  All such tangible personal property is owned by the Company, free and clear of all Liens (except for Permitted Liens), or is leased under valid and subsisting leases, and in any case, is in good working condition and is adequate and suitable for the purpose for which it is currently being used.

5.15    Insurance.   Set forth on Schedule 5.15 is a list of all insurance policies maintained by the Company or in which the Company has an interest (including the providers of such insurance policies) and all claims made under such policies (including all outstanding claims) since December 31, 2004, other than insurance policies listed on Schedule 5.9(a).  All such insurance policies are legal, valid, binding, enforceable against the Company and, to the Knowledge of the Seller Parties, against the insurer, and in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid or accrued in appropriate month-end financial statements, and the Company is not in default thereunder.  The Company has not received any notice of cancellation or termination with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.  The Company has previously provided or otherwise made available to the Buyer copies of such policies.  All claims thereunder have been filed in a due and timely fashion in the manner required by the policy or binder.

5.16    Contracts.

(a)           Schedule 5.16(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or by which any of its properties or assets are bound (provided that for the purposes of this Section 5.16(a), the term Contracts will not include Government Contracts, so long as those Government Contracts are disclosed on Schedule 5.17(a)(i) through and including (v)):

(i)           any Contract with any supplier or customer listed on Schedule 5.25;

(ii)           any Contract or group of related Contracts which involve expenditures or receipts by the Company (other than Contracts or a group of related Contracts which do not require payments or yield receipts of more than $10,000 in any twelve (12) month period or more than $25,000 in the aggregate);

(iii)           any Contract with any of its officers, directors,  employees, consultants or Affiliates, not otherwise listed on Schedule 5.21(a), or Schedule 5.21(b) hereto, including all non-competition, severance, and indemnification agreements;

(iv)           any agreement presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to the Company in excess of $5,000 per year;

(v)           any power of attorney;

(vi)           any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $5,000, not otherwise described in this Section 5.16(a);

(vii)           any partnership, joint venture, profit-sharing or similar agreement entered into with any Person;

(viii)           any Contract which imposes on the Company non-competition or non-solicitation restrictions or limits the Company’s ability or right to engage in any lawful business activity, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting;

(ix)           any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to the borrowing of money or extension of credit in excess of $5,000;

(x)            any material settlement agreement entered into within three years prior to the date of this Agreement or under which the Company has outstanding obligations;

(xi)           any Contract pursuant to which the Company has continuing obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(xii)           any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of the Company other than licenses of the Company’s Intellectual Property included in the Company’s form customer agreements entered into in the Ordinary Course of Business for the purchase of Company Products;

(xiii)           any material Contract involving the grant of rights to manufacture, produce, assemble, license, market or sell Company Products to any other Person;

(xiv)           any Contract that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell Company Products; and

(xv)           any other Contract that is material to the Company.

(b)           All of the Company’s oral Contracts that are responsive to the categories listed above are identified in the Disclosure Schedules.  All of the revenue received by the Company over the past five (5) years was received pursuant to written Contracts.  True and correct copies of all the Contracts listed in Schedule 5.16(a) have been delivered or otherwise made available to the Buyer.

(c)           Except as set forth on Schedule 5.16(c), the Company is not a party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company to engage in any line of business, to make use of any Intellectual Property of the Company or Company Product or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nation” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company to sell, distribute or manufacture any Company Products or Intellectual Property of the Company or to purchase or otherwise obtain any software, components, parts or subassemblies.

(d)           All of the Contracts listed on Schedule 5.16(a) are in full force and effect, and are valid, binding, and enforceable against the Company and, to the Knowledge of the Seller Parties, against the counterparties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles.  There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Seller Parties, on the part of any other party to any such Contract nor has Company received notice of any breach, default or violation.  Except as expressly identified on Schedule 5.16(d), (i) the Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect Company and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof.  The Company has not waived any rights under any such Contract.  To the Knowledge of the Seller Parties, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any such Contract.

5.17    Government Contracts and Regulatory Matters.

(a)	Lists of Government Contracts and Government Bids.

(i)           Schedule 5.17(a)(i) sets forth as of the date hereof a current, complete and accurate list of all Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received and there is a reasonable likelihood of payment or financial liability greater than $50,000 thereunder (collectively, the “Current Government Contracts”).  Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Seller Parties, against the applicable Governmental Authority, in accordance with its terms.  To the Knowledge of the Seller Parties, each Current Government Contract was awarded in compliance with applicable Law.  The Company has not received written notice or, to the Knowledge of the Seller Parties, any oral notice, that any Current Government Contract is the subject of bid or award protest proceedings.    The Company has made and delivered or otherwise made available to the Buyer complete and correct copies of each such Current Government Contract, including all amendments and modifications thereto or orders issued thereunder.

(ii)           Schedule 5.17(a)(ii) sets forth a current, complete and accurate list of Government Contracts of the Company the period of performance of which has expired or terminated and which has not been closed out as of the Closing Date.

(iii)           Schedule 5.17(a)(iii) sets forth a current, complete and accurate list of each unexpired Government Bid of the Company as of the date hereof.

(iv)           Schedule 5.17(a)(iv) sets forth a current, accurate and complete list of each Vendor Government Subcontract for which payment by the Company is expected to exceed $25,000 for calendar year 2008.  The Company has delivered or otherwise made available to the Buyer complete and correct copies of all such Vendor Government Contracts.

(v)           Schedule 5.17(a)(v) sets forth a current, accurate and complete list of each Current Government Contract and Government Bid that was awarded to the Company pursuant to a procurement that was restricted to bidders qualified as a “small business,” “small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status (including, but not limited to, participation in preferential status programs such as the Historically Underutilized Business Zone (“HUBZone”) program and participation under Section 8(a) of the Small Business Act) or a “minority set aside” or other “set aside” status (collectively, including qualification as a "small business" or "small disadvantaged business," a “Preferred Bidder Status”).

(vi)            Schedule 5.17(a)(vi) sets forth an accurate complete list of each Government Contract to which the Company is or was a party since its inception which are not listed on Schedule 5.17(a)(i) or Schedule 5.17(a)(ii) and for which the payments or financial liability of Company was greater than $50,000

(vii)           Schedule 5.17(a)(vii) sets forth each teaming agreement to which the

Company is a party or under which the Company has any obligations.

(b)           Representations and Warranties Regarding Government Contracts and Government Bids.

(i)           Except as set forth on Schedule 5.17(a)(v), no Current Government Contract or Government Bid was awarded to the Company pursuant to a procurement that was restricted to bidders possessing Preferred Bidder Status.  To the Knowledge of the Seller Parties, except with respect to 8(a) Contracts and except as set forth on Schedule 5.17(b)(i), the Company has not received any oral or written communications from its customers to the effect that the Company’s Government Contracts or volume of business under such Government Contracts will be lost or materially decreased as a result of the consummation of the transactions contemplated hereby or the Company ceasing to have Preferred Bidder Status.  Except as set forth on Schedule 5.17(b)(ii) none of the Current Government Contracts listed on Schedule 5.17(a)(v) are required by Contract or Law to be terminated by a Governmental Authority solely as a result of the consummation of the transactions contemplated by this Agreement.

(ii)           With respect to each Government Bid listed on Schedule 5.17(a)(iii), to the Knowledge of the Seller Parties, all representations and certifications in such Government Bids were complete and correct as of their effective date, and neither the Company nor any of its employees, agents, or representatives have committed any material violation of any Law applicable to any such Government Bid.

(iii)           With respect to each Government Contract and Government Bid listed on Schedules 5.17(a)(i), (ii) and (iii),

(A)           the Company is in compliance in all material respects with all terms and conditions of each Government Contract or Government Bid (to the extent applicable), including reporting and payment of industrial funding fees, compliance with price reduction clauses, compliance with required minimum qualifications for personnel provided under each Government Contract (excluding such individuals for whom waivers have been received in connection with such Government Contract), and compliance with Cost Accounting Standards (to the extent applicable) (including but not limited to all provisions and required incorporated expressly, by reference or by operation of applicable Law therein, including the Truth in Negotiations Act of 1962, as amended, and the  Service Contract Act of 1963, as amended) and, to the Knowledge of the Seller Parties, no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of default or breach of contract or a material violation of any applicable Law;

(B)           except as set forth on Schedule 5.17(b)(iii)(B), all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date, and such representations and certifications have continued to be current, accurate and complete to the extent required by the terms of a Government Contract or applicable Law;

(C)           the Company has never submitted a Government Bid or been awarded a Government Contract (i) based upon misrepresentations or material inaccuracies contained in the Company's Online Representations and Certifications Application (“ORCA”) database; or (ii) which the Company was ineligible to be awarded due to its failure to possess a required Preferred Bidder Status;

(D)           all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments for all

Current Government Contracts and those Government Contracts listed on Schedule 5.17(a)(ii) submitted by or on behalf of the Company were current, accurate and complete in all material respects as of their submission dates;

(E)           the Company has not submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Government Contract or Government Bid;

(F)           all indirect cost and general and administrative expense rates are being billed consistent with the applicable Government Contract and any applicable Laws.  For all Government Contracts listed on Schedules 5.17(a)(i), (ii) and (vi), the Company has complied in all material respects with all requirements of the Government Contract and applicable Laws relating to the establishment of final indirect cost rates, including FAR 52.216-7;

(G)           for each Government Contract or Government Bid, except as set forth on Schedule 5.17(b)(iii)(G), the Company has maintained systems of internal controls (including, but not limited to, quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in material compliance with all requirements of the Government Contracts of the Company and of applicable Laws;

(H)           no Government Contract of the Company has been terminated for convenience or default, nor has the Company received any written notice or demand for cure or to show cause regarding performance of a Current Government Contract or any written (or, to the Knowledge of the Seller Parties, oral) notice of or claim for or assertion of a condition of default, a breach of contract, or a material violation of applicable Law in connection with a Current Government Contract or Government Bid;

(I)           except as set forth on Schedule 5.17(b)(iii)(I), there has not been any material withholding or set-off of any payment by a Governmental Authority or prime contractor or higher-tier subcontractor nor, to the Knowledge of the Seller Parties, has there been any attempt to materially withhold or set-off, any money due under any Government Contract on any basis, including but not limited to the basis that a cost incurred or invoice rendered by the Company or any of its Subsidiaries was questioned or disallowed by a Governmental Authority or its audit representative;

(J)           to the Knowledge of the Seller Parties, and without giving effect to the transactions contemplated hereby, in the past five (5) years, the Company has not performed any activities under any Government Contract nor has the Company had any other relationship with any other Person or entity that would result in or reasonably be expected to result in or have resulted in an Organizational Conflict of Interest, as defined in 48 C.F.R. 9.501;

(K)           to the Knowledge of the Seller Parties, none of the Company’s subcontractors, teaming partners, consultants, agents or representatives has violated any applicable Law in any material respect in connection with any Government Contract or any Government Bid to which the Company is a party and for which the Company is liable; and

(L)           based on the Company’s current cost structure, no Government Contract or task order under a Government Contract has, to date, or is currently projected to have, over the full term of such Government Contract or task order, fully burdened costs incurred in excess of the Government Contract or order price, or in the case of flexibly priced (as defined in FAR 52.230-6) or cost reimbursement contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract or order.

(c)           Investigations, Audits and Internal Controls.

  Except as set forth on Schedule 5.17(c), at all times during the years that Company has been in existence and with respect to any Government Contract or Government Bid on Schedule 5.17(a)(i), Schedule 5.17(a)(ii) or Schedule 5.17(a)(iii):

(i)           other than DCAA, GSA and other routine audits in the Ordinary Course of Business or as set forth on Schedule 5.17(c)(i), (A) to the Knowledge of the Seller Parties, neither the Company nor the Seller has undergone and is not undergoing any investigation, audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract or Government Bid (an “External Investigation”), (B) the Company has not received written or to the Knowledge of the Seller Parties, any oral, notice of any External Investigation;

(ii)           neither the Company nor, to the Knowledge of the Seller Parties, any other Person has conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator was engaged with respect to any suspected, alleged or possible violation of a requirement of a Government Contract or Government Bid or a possible violation of applicable Law (an “Internal Investigation”);

(iii)           the Company is not a party to any Claim regarding compliance with applicable Laws with respect to any Government Contract or Government Bid;

(iv)           the Company has not made any voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led to an Internal Investigation or, to the Knowledge of the Seller Parties, an External Investigation, or to any penalty assessment, recoupment of payment, disallowance of cost or other Damages;

(v)           Schedule 5.17(c)(v) lists each final written audit report received by the Company during the past three (3) years issued by any Governmental Authority with respect to any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company.  The Company has delivered or otherwise made available to the Buyer correct and complete copies of each such report.  The Company has no and will not have any Damage or liability (excluding out of pocket expenses incurred in connection with the contemplated completion of Government Contract close-outs following the Closing) for any period prior to Closing arising from (aa) any disallowances of incurred Direct Costs or Indirect Costs or any penalties arising out of any DCAA audit; or (bb) closing reconciliations or determinations of indirect pricing rates or any close out of any Government Contract, including reimbursements or adjustments for variances in indirect cost rates.

(d)  Debarment, Suspension and Exclusion.

(i) Except as set forth on Schedule 5.17(d)(i), neither the Company nor, to the Knowledge of the Seller Parties, any of its Affiliates, officers, employees, agents, or any “Principal” (as defined in FAR 52.209-5) of the Company or has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the Knowledge of the Seller Parties has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past five (5) years.

(ii) The Company has not received a written determination by a Governmental

Authority that the Company is nonresponsible or ineligible for award of a Government Contract within the past five (5) years.

(e)  Claims, Disputes, Requests for Equitable Adjustment and Financing.  With respect to Government Contracts and Government Bids set forth on Schedule 5.17(a)(i), Schedule 5.17(a)(ii) or Schedule 5.17(a)(iii), the Company does not have:

(i)  any outstanding requests for equitable adjustment or claims asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any such Government Contract or Government Bid;

(ii)  any outstanding disputes between the Company, on the one hand, and any Governmental Authority or any prime contractor for which the Company serves as a subcontractor, on the other hand, under the Contract Disputes Act or arising under such Government Contracts;

(iii) any outstanding disputes between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid; or

(iv)  any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract other than as provided in the Company’s commercial bank or financing documents set forth on Schedule 5.16.

(f) Backlog and Government Property.

(i)  Schedule 5.17(f)(i) sets forth for each Government Contract having backlog as of June 30, 2008, the dollar amount of funded and unfunded backlog of the Company, as the case may be, thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer.  All of the Government Contracts constituting the backlog of the Company (A) were entered into in the Ordinary Course of Business and (B) for such contracts, management of the Company believes in good faith that such Government Contracts are capable of performance in accordance with the terms and conditions of each such Government Contract by the Company without a total contract loss (without consideration of general and administrative expenses); and

(ii)  Schedule 5.17(f)(ii) identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued.  The Company has complied in all material respects with all of its obligations relating to the Government Furnished Items and, upon the return thereof to the United States Government in the condition thereof on the date hereof, would have no liability to the United States Government with respect thereto.

(g)  Security Clearances.  The appropriate employees of the Company possess all United States Government security clearances required to perform the applicable Government Contracts of the Company (“Security Clearances”) and the Company possesses all facility security clearances required to perform the applicable Government Contracts of the Company (“Facility Security Clearances”) and (i) the subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances required to perform the applicable Government Contracts of the Company; (ii) except to the extent disclosure thereof is prohibited by applicable Law, Schedule 5.17(g) sets forth a true and complete list of all Facility Security Clearances (by category only) held by the Company and all personnel Security Clearances held by the employees of the Company to the extent held or required in connection with the conduct of the business of the Company.  (A) The clearances set forth on Schedule 5.17(g) are all of the Facility Security Clearances and personnel Security Clearances reasonably necessary to conduct the current business of the Company; (B) all requisite Security Clearances and Facility Security Clearances are valid and in full force and effect; and (C) the Company is in compliance with all material requirements of the National Industrial Security Program Operating Manual.

(h)  Export Control.  The Company has been (and has not been required by applicable Law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities.  To the Knowledge of the Seller Parties, the Company has not, within the past five (5) years, been the subject of an investigation or inquiry, nor has the Company been subject to civil or criminal penalties imposed by any Governmental Authority or made a voluntary disclosure, in either case with respect to violations of applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States.  The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, in violation of applicable Law.

(i)  Government Relations.  Neither the Company nor to the Knowledge of the Seller Parties, any officers, directors, employees or agents of the Company (or members, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company), have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the Company’s business (including any offer, payment or promise to pay money or other thing of value) (A) to any domestic or foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (B) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes).  The Company’s business is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.  The Company has not otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the Anti-Kickback Act of 1986 (“Anti-Kickback Act”), Laws restricting the payment of contingent fee arrangements, or any applicable Laws of similar effect.  There is no charge, proceeding or, to the Knowledge of the Seller Parties, investigation by any Governmental Authority with respect to a violation of the FCPA or Anti-Kickback

Act that is now pending or, to the Knowledge of the Seller Parties, has been asserted or threatened with respect to the Company.  The Company, in the past five (5) years, has not made any voluntary disclosure with respect to a possible violation of the FCPA or Anti-Kickback Act.

(j)  Trade Compliance Laws and Customs Laws.

(i)  The Company, its Affiliates, and their respective officers, directors, employees and agents have complied in all material respects at all times, and are in compliance in all material respects with all applicable Trade Compliance Laws.  The Company and its Affiliates, (A) have not directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any goods, software, technology or services subject to Trade Compliance Laws in material violation of Trade Compliance Laws; (B) where required by Law, have notified recipients of such goods, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (C) have not engaged in any other transactions, or otherwise dealt, with any Person with whom U.S. persons are prohibited from dealing under Trade Compliance Laws, including, for example, any person or entity designated by the Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons.

(ii)  There is no charge, proceeding or, to the Knowledge of the Seller Parties, investigation by any Governmental Authority with respect to a violation of any applicable Trade Compliance Laws that is now pending or, to the Knowledge of the Seller Parties, has been asserted or threatened with respect to the Company.

(iii)  The Company is in compliance in all material respects with all applicable U.S. and non-U.S. customs Laws (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company.  There is no charge, proceeding or, to the Knowledge of the Seller Parties, investigation by any Governmental Authority with respect to a violation of any applicable Customs Laws that is now pending or, to the Knowledge of the Seller Parties, threatened with respect to the Company.

(iv)  The Company nor has not, in the past five (5) years, made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws or Customs Laws to any Governmental Authority.

5.18    Related Party Transactions.  Except as set forth on Schedule 5.18, since December 31, 2003, neither the Seller nor any employee or Affiliate of the Company (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (y) engaged in a business related to the business of the Company, or (z) participating in any transaction to which the Company is a party; or (iii) otherwise is or has been a party to any contract, arrangement, understanding or transaction with the Company.

5.19    Liens.  Except as set forth on Schedule 5.19, and except for Permitted Liens, the Company has not granted, created or suffered to exist with respect to any of its assets or properties, any Lien or, provided any guarantee with respect to, or is otherwise responsible for, any obligation of any third party.

5.20    Employee Relations.

(a)           Since December 31, 2003 there has not occurred nor, to the Knowledge of the Seller Parties, has the Company been threatened with any strikes, slow downs, picketing, work stoppages, concerted refusals to work overtime or other similar labor activities by employees of the Company.  The employees of the Company are not represented by any labor union or other labor representative, and there are no collective bargaining agreements or other arrangements in effect with respect to such employees.  To the Knowledge of the Seller Parties, there are no Persons attempting to represent or organize or purporting to represent any employees of the Company.  The Company has complied and is complying, in all material respects, with all Laws relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining, employee health, safety and welfare.

(b)           Except as set forth on Schedule 5.20(b) there are no Claims against the Company pending or, to the Knowledge of the Seller Parties, threatened, based on, arising out of, in connection with or otherwise relating to the employment (or termination of employment) by the Company of any individual, including individuals classified as independent contractors or “leased employees” (within the meaning of section 414 (n) of the Code), or the failure to employ any individual, including any Claim relating to employment discrimination, equal pay, employee safety and health, sexual harassment, immigration, wages and hours or workers’ compensation.

(c)           Except as set forth on Schedule 5.20(c), since June 1, 2008, no officer or other employee of the Company has notified  the Company of his or her present intention to terminate his or her employment with the Company.  Since January 1, 2007, the Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees relating to accounting.

5.21    Employees and Contractors; Employment Agreements.

(a)           Employees.  Schedule 5.21(a) hereto sets forth a complete and accurate list of all employees of the Company as of the date hereof (i) showing for each as of that date the employee’s name, job title or description, salary level (including any bonus, commission, deferred compensation or other remuneration arrangements) and (ii) also showing any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2007.  Except as set forth on Schedule 5.21(a), none of such employees is a party to a written employment agreement or contract with the Company and each is employed “at will.”  Except as set forth in Schedule 5.21(a), each such employee has entered into the Company’s standard form of employee non-disclosure agreement with the Company, a copy of which has been delivered or otherwise made available to the Buyer.

(b)           Contractors.  Schedule 5.21(b) contains a list of all independent contractors currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person.  Except as set forth on Schedule 5.21(b), none of such independent contractors is a party to a written agreement or contract with the Company.  Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been delivered or otherwise made available to the Buyer.  For the purposes of applicable Law, including the Code, all independent contractors who are, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.  Except as noted on Schedule 5.21(b), each independent contractor is terminable on fewer than thirty (30) days notice, without any obligation of the Company to pay severance or a termination fee.

5.22    Environmental Matters.  The Company (a) except in compliance with applicable Law, has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property for the purposes of or in any way involving the handling, use, treatment, disposal, dumping or storage of any Hazardous Materials on, under, in or about any Real Property, or transported any Hazardous Materials to, from or across any Real Property, (b) is, and at all times has been in compliance, in all material respects, with any and all applicable Environmental Laws, (c) has received and is, and at all times has been, in compliance in all material respects with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of its business, and (d) has not received notice of any actual or potential liability involving the handling, use, storage, transportation, disposal or release of Hazardous Materials.  The Company has provided to Buyer copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Authority.

5.23    Accounts Receivable and Accounts Payable.

(a)           Attached hereto as Schedule 5.23(a) is a true, correct and complete list, as of a date not more than ten (10) days prior to the date hereof, of the accounts and notes receivable of the Company, which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories.  To the Knowledge of the Seller Parties, all Accounts Receivable and notes receivable of the Company (i) have arisen from sales actually made or services actually performed only in the Ordinary Course of Business, and (ii) are not subject to defenses, set-offs or counterclaims.  All billed Accounts Receivable are generally due within thirty (30) days after being accrued on the books of the Company and have been collected, or will be collected, in the Ordinary Course of Business, in the full aggregate recorded amounts thereof less, in the case of the Accounts Receivable reflected on the Closing Balance Sheet, the allowance for doubtful accounts utilized in the preparation of the Closing Balance Sheet.

(b)           Attached hereto as Schedule 5.23(b), is a true, correct and complete list, as of a date not more than ten (10) days prior to the date hereof, of the accounts and notes payable and accrued expenses of the Company specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account and any defenses, set-offs or counterclaims that may exist with respect thereto, which includes an aging of all accounts and notes payable showing amounts owing in thirty (30) day aging categories.  All accounts and notes payable and accrued expenses of the Company (collectively, the “Accounts Payable”) have been incurred or have arisen only in the Ordinary Course of Business.  Except as noted on Schedule 5.23(b), there is no dispute between the Company and any payee with respect to any Account Payable.

(c)           Attached hereto as Schedule 5.23(c), is a true, correct and complete list of a date not more than ten (10) days prior to the date hereof, of the unbilled receivables of the Company (the “Unbilled Receivables”).   All Unbilled Receivables have arisen only from sales actually made or services actually performed in the Ordinary Course of Business, are collectible in the Ordinary Course of Business and are not subject to defenses, set-offs or counterclaims.  All Unbilled Receivables, once billed are generally due within thirty (30) days after being accrued on the books of the Company.

5.24    Bank Accounts.  Schedule 5.24 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.  All cash in such accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

5.25    Suppliers and Customers.  Schedule 5.25(a) lists, by dollar volume paid for the twelve (12) months ended on December 31, 2007, the ten (10) largest suppliers of goods or services and the ten (10) largest customers of the Company.  The relationships of the Company with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 5.25(b), (i) no Person listed on Schedule 5.25(a) within the last twelve (12) months has to the Knowledge of the Seller Parties threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships of such Person with the Company, (ii) no such Person has during the last twelve (12) months decreased materially or to the Knowledge of the Seller Parties, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Knowledge of the Seller Parties, intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past year been engaged in any material dispute with any such Person and (v) to the Knowledge of the Seller Parties, the acquisition by the Buyer of the Interests and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not affect the relationship of the Company with any supplier or customer listed on Schedule 5.25(a).

5.26    Complete Disclosure.  No representation or warranty by the Company or the Seller in this Agreement or in any other Agreement Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

5.27    Reliance on Advisors.  The Seller Parties have relied solely on their own accountants, legal counsel, investment banker and other advisors in negotiating and consummating the transactions contemplated by this Agreement.  No Seller Party is relying upon any representations, promises or agreements of any of Buyer’s accountants, legal counsel, investment banker or other advisors excepts as specifically set forth in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller as follows:

6.1    Organization.  The Buyer is a duly organized and validly existing corporation in good standing under the Laws of The Commonwealth of Massachusetts with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

6.2    Actions and Authority; Enforceability.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and each Transaction Document to which the Buyer is a party or to consummate such transactions.  This Agreement and each Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and, assuming such agreements constitute the legal, valid and binding obligations of the Seller Parties, constitute the legal, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

6.3    Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer nor the performance by the Buyer of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Articles or Organization or By-Laws of the Buyer, (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to any Governmental Authority, (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Buyer, or cause an indemnity payment to be made by the Buyer under, or result in the creation or imposition of any lien upon any properties, assets or business of the Buyer under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit authorization, license, contract, instrument or other agreement or commitment or any Order to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound or encumbered, or give any Person the right to require the Buyer to purchase or repurchase any notes, bonds or instruments of any kind, or (iv) violate any Law applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) through (iv) above, where failure to obtain such consent, approval, authorization or permit, or failure to make such filing or notification, or where such violation, breach, conflict or default, would not, individually or in the aggregate, cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder or thereunder or the ability of the parties hereto to consummate the transactions contemplated hereby or thereby.

6.4    Brokers.  No investment banker, agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

6.5    Solvency; Ability to Perform Agreement. The Buyer is solvent, now has, or at the Closing Date will have, available funds necessary to pay the Purchase Price, and there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects.  Buyer will not become insolvent as a result of consummating the transaction contemplated by this Agreement.

6.6    Investment Intent.  Buyer is acquiring the Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

6.7    Actions and Proceedings.  There is no Claim (whether civil, criminal, administrative,

investigative, or informal) pending or, to the Knowledge of the Buyer, threatened, against or relating to the Buyer that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder, or the ability of the parties hereto to consummate the transactions contemplated hereby, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. The Buyer is not subject to any outstanding Order of any legal or administrative body or arbitrator that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder.  To the Knowledge of the Buyer there are no audits, investigations or inquiries by any Governmental Authority pending, threatened or contemplated to which the Buyer is a party or of which any of its property is the subject, that could reasonably cause a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1    Conduct of Business of the Company.

(a)           During the period from the date of this Agreement to the Closing, except as expressly contemplated by this Agreement, the Seller shall cause the Company to conduct, and the Company shall conduct, its operations only in the Ordinary Course of Business, and the Seller shall cause the Company to use, and the Company shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company, and the Seller and the Company shall promptly advise the Buyer in writing of any event or occurrence which has or would reasonably be expected to have a Material Adverse Effect with respect to the Company.  Without limiting the generality of the foregoing, during the period specified in the preceding sentence, without the prior written consent of the Buyer, which with respect to subparagraphs (v), (xii), (xiii), (xiv) or (xviii) shall not be unreasonably withheld, conditioned or delayed, except as expressly contemplated by this Agreement, the Seller shall cause the Company not to, and the Company shall not:

(i)           issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any Company Securities, or grant or accelerate any right to convert or exchange any Company Securities;

(ii)           acquire or redeem, directly or indirectly, or amend the terms of any Company Securities;

(iii)           except as permitted by Section 2.6, split, combine or reclassify its membership interest or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property), on any membership interest.

(iv)           except with respect to sales or other dispositions of assets in the Ordinary Course of Business, make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or, any sale, lease, encumbrance or other disposition of assets or securities;

(v)           (A) incur or assume any Indebtedness, or (B) enter into any financing arrangements or modify the terms of any existing indebtedness or financing arrangements;

(vi)           assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(vii)           except for expense advancement to employees in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person;

(viii)           change any of the accounting principles or practices used by it in a manner that would have a material effect;

(ix)           make any Tax election or settle or compromise any material federal, state or local income Tax liability;

(x)           propose or adopt any amendments to its Articles of Organization or By-Laws;

(xi)           grant any Rights Awards or securities-related, performance or similar awards or bonuses;

(xii)           forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

(xiii)           except in the Ordinary Course of Business, enter into any new or amend any existing material Contract, or cause the termination of any material Contract, or grant any release or relinquishment of any rights under any material Contract;

(xiv)           enter into any new, or amend any existing, employment, severance, bonus, retention, incentive, consulting or salary continuation agreements or arrangements with any officers, directors or employees, or make any payments under any such agreements or arrangements (except in accordance with the express terms of agreements existing prior to the date hereof) or make any changes in the compensation or benefits payable to officers, directors or employees, except for regularly-scheduled increases to employees in the Ordinary Course of Business;

(xv)           enter into any collective bargaining or other labor agreement;

(xvi)           adopt, materially amend or modify, or terminate any Benefit Plan;

(xvii)                      adopt, amend, modify or terminate any plan regarding the compensation of employees or consultants, including but not limited to the compensation plan for sales department employees;

(xviii)                      hire or terminate any employees at the level of vice president or above;

(xix)           settle or agree to settle any Claims (including any Claim relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities (A) reflected or reserved against in full in the Financial Statements, or incurred in the Ordinary Course of Business subsequent to December 31, 2007, or (B) in an aggregate amount not to exceed $5,000; or

(xx)           agree to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or as of a future date or which would result in any of the conditions set forth in Article 8 hereof not being satisfied.

(b)           The Seller shall not (i) take any action specified in Section 7.1 on behalf of or with respect to the Company or (ii) take any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or which would result in any of the conditions set forth in Article 8 hereof not being satisfied.

7.2    Access to Information.  From and after the date hereof, the Seller Parties shall (i) afford the Buyer and the Buyer’s commercial lenders and their respective accountants, investment bankers, counsel and other authorized representatives reasonable access (during regular business hours, upon reasonable advance notice) to all employees, offices and other facilities, to customers of the Company,  and to all books, contracts, commitments and records (including Tax Returns) of the Company and use commercially reasonable efforts to cause the Company’s independent public accountants to provide access to their work papers and such other information as the Buyer may reasonably request, (ii) permit the Buyer to make such inspections as the Buyer may require, and (iii) cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business, properties and personnel of the Company as the Buyer may from time to time reasonably request.  Nothing herein contained shall affect the continuing applicability of the Confidentiality Agreement.   The access provided pursuant to this Section shall be subject to such measures as may be reasonably required to minimize the disruption to the Company’s business and, with respect to the Company’s employees and customers, shall be provided only with the Company’s prior consent, which shall not be unreasonably withheld or delayed.

7.3    Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions herein provided for, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  In connection with and without limiting the foregoing, the Seller Parties and the Buyer shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made, or any consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the business of the Company in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.  In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement (or as applicable, their officers and directors) shall take all such necessary action as may be reasonable in the context thereof.

(b)           Buyer and the Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the Cognizant Agency that they will not recommend that Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the transactions contemplated hereby.  The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company, and their its employees, from being revoked, suspended or downgraded.

7.4    Notification of Certain Matters.  The Seller Parties shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller Parties, of the occurrence or non-occurrence of any event which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the representations and warranties or any covenant, condition or agreement or the remedies available hereunder to any of the parties receiving such notice.  Should any of the events for which notice is provided pursuant to this Section 7.4 require a change to any of the disclosure schedules delivered by the Seller Parties, the Seller Parties may deliver an amendment to the relevant schedule specifying such change.  Any such amendment shall not affect the rights of the Buyer pursuant to Article 9 and/or Article 10 hereof.

7.5    Public Announcements.  No party shall, without the prior written approval of the other, issue any press release or otherwise make any public statement with respect to this Agreement or the sale of the Company or the Interests, except as may be required by Law.  Without limiting the foregoing, from the date of this Agreement through the Closing, the Buyer and the Company and the Seller shall consult with each other with respect to issuing any press release or otherwise making any public statements with respect to this Agreement or the sale of the Company or the Interests, except as may be required by applicable Law or any listing agreement with any applicable national or regional securities exchange or markets.  Prior to the issuance by the Buyer of any press release or other any public statement with respect to this Agreement or the sale of the Company or the Interests, the Company shall not make a general communication to its employees relating to the transactions contemplated hereby without first consulting with the Buyer.

7.6    Acquisition Proposals.  After the date hereof, the Company shall not (nor will it permit any of its Affiliates, employees or agents to), directly or indirectly, (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any substantial part of the, equity, business and/or properties of the Company, or (b) except as contemplated by this Agreement, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person access to the properties, books or records of the Company or otherwise assist or encourage any Person in connection with any of the activities referred to in clause (a) above.  Promptly after receipt by the Company, its Affiliates or its advisors, of any offer or proposal as described in clause (a) above, or any request for nonpublic information or inquiry which it reasonably believes would lead to any such offer or proposal, the Company shall provide the Buyer with written notice of the such offer or proposal or request or inquiry, as applicable, and shall, subject to any confidentiality obligations existing as of the date hereof, indicate in reasonable detail the material terms and conditions of such offer or proposal, request or inquiry.

7.7    Preparation of Certain Financial Statements.  After the Closing, upon the request of the Buyer and at its expense, the Seller shall reasonably cooperate with and assist the Buyer and the Buyer’s independent public accountants (“Buyer’s Accountants”) in the compilation and preparation of all financial statements and financial statement schedules of the Company (prepared in accordance with GAAP) and reports of the Company’s independent public accountants (“Seller’s Accountants”) prior to the Closing, as may be necessary for the Buyer to comply in a timely manner with SEC reporting and disclosure requirements.  If requested by the Buyer, the Seller shall deliver to the Buyer’s Accountants or the Seller’s Accountants all engagement letters and management representation letters, as may be reasonably requested by the Buyer or such accountants, which shall cover such periods from the January 1, 2003 through the Closing Date.  In connection with the foregoing, the Seller shall use commercially reasonable efforts to cause the Seller’s Accountants to cooperate with and assist the Buyer and the Buyer’s Accountants in the preparation of the financial statements contemplated by this Section 7.7.

7.8    Cancellation of Rights Awards.  The Company shall take all actions necessary or appropriate, subject to prior review and reasonable approval of the Buyer, to provide that each award under the Company Rights Plans which is outstanding immediately prior to the Closing, whether or not then exercisable (the “Rights Awards”), will be cancelled as of the Closing pursuant to the Termination and Release Agreements between the Company and each of the holders of Rights Awards (whether as an attachment or addendum to an Employment Letter or otherwise, as applicable), and the holder thereof shall be entitled only to the right to receive at the Closing the amounts in cash payable in accordance with the terms thereof (the “Rights Termination Payments,” and the aggregate amount of such termination payments, the “Aggregate Rights Termination Payment”). Such cash payments shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment.

7.9    Professional Fees.  At least one (1) Business Day prior to Closing, the Seller shall deliver to the Buyer a Certificate (the “Professional Fees Certificate”) certifying as to the commissions, fees and other charges and expenses due to each of the Company's and/or the Seller's advisors, including without limitation (i) Seller’s Investment Banker, (ii) Seller’s Accountants, and (iii) Seller’s Counsel, in connection with the transactions contemplated by this Agreement.  The total amount due to such parties as reflected on such Certificate is referred to herein as the “Professional Fees.”  The Professional Fees Certificate shall include all charges incurred to the date of such Certificate which have not been paid and a good faith projection of all charges through and including the Closing and shall state that the Company has no further payment obligations to the professionals listed on such Certificate in connection with the transactions contemplated by this Agreement.  The Professional Fees Certificate shall include wire transfer or other payment instructions for each of the professionals listed on the Certificate.

7.10    Accounts Receivable.  With respect to any Accounts Receivable the amount of which are paid to Buyer pursuant to Sections 5.23 and 10.2(a), Buyer shall continue to use, and shall cause the Company to continue to use, commercially reasonable collection activity efforts with respect thereto and to remit promptly to the Seller any amount of such Accounts Receivable that are received by Buyer or the Company after they have been paid to Buyer pursuant to such sections; provided, however that (i) the Buyer shall not be obligated to use any collection agency or take any legal action with respect to any Account(s) Receivable of existing clients or customers of the Company, the Buyer or any of the Buyer's subsidiaries, and; (ii) any such payment to Seller shall be net of all costs and expenses incurred in favor of third parties in connection with the collection of the applicable Account(s) Receivable.

7.11    Employees.  Employees of the Company as of the Closing Date who continue employment with the Company on and after the Closing (“Continuing Employees”) shall either continue to participate in the employee benefit plans of the Company or shall participate in the employee benefit plans of the Buyer or Buyer’s Affiliates, if any, all as determined by the Buyer; provided that: (i) service prior to the Closing with the Company shall be credited to Continuing Employees for all purposes (except benefit accrual in a defined benefit pension plan) under the Buyer’s plans; and (ii) credit shall be received by Continuing Employees under the Buyer’s group health plan or plans for the year of initial participation in such plan or plans for deductibles and co-pays met under the respective group health plan or plans of the Company for the same year, to the extent such credit is available under commercially reasonable terms.  Nothing in this Section 7.11 shall limit the right of the Buyer, or any Affiliate of Buyer, to terminate the employment of any employee of the Company (including any Continuing Employees) at any time.

7.12    Release and Covenant Not to Sue.  Subject to and effective as of the Closing, except for the obligations under this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, Seller hereby releases and discharges the Company from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its organizational documents (including the Articles of Organization or the Operating Agreement), Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date.  From and after the Closing, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against the Company, based upon any matter purported to be released hereby.

7.13           Additional Employment Letters.  After the Closing the Seller shall use commercially reasonable efforts to obtain, or to assist the Buyer in obtaining, from each of the employees listed on Schedule 1.1 attached hereto and with respect to whom no such Employment Letter was delivered at or prior to the Closing, duly executed Employment Letters (including all attachments thereto).

ARTICLE 8

CONDITIONS TO CLOSING

8.1    Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to close the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           The Buyer shall have performed or complied in all material respects with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

(b)           The representations and warranties of the Buyer contained in this Agreement that are qualified by any Materiality Qualification, shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and the representations and warranties of the Buyer contained in this Agreement that are not so qualified by any Materiality Qualification contained in such representations and warranties, shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(c)           Seller Parties shall have received the deliveries referred to in Section 3.3.

(d)           As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or Claim will be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, which would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the respective businesses of the Company, the Buyer, or any of their respective Affiliates, the right of the Buyer following the Closing to own the Interests or the right of the Buyer to operate the Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by any Seller Party if any such Claim was initiated by such Seller Party.

8.2    Conditions to Obligations of the Buyer.  The obligations of the Buyer to close the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           The Seller Parties shall have performed or complied in all material respects with  their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

(b)           The representations and warranties of the Seller Parties contained in this Agreement that are qualified by any Materiality Qualification, shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and the representations and warranties of the Seller Parties contained in this Agreement that are not so qualified by any Materiality Qualification contained in such representations and warranties, shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(c)           The Buyer shall have received the deliveries referred to in Section 3.2.

(d)           The Buyer shall have received an opinion of counsel to the Seller Parties (“Seller’s Counsel”), dated as of the Closing Date and addressed to the Buyer, in a form reasonably satisfactory to the Buyer.

(e)           The Buyer shall have received the Professional Fees Certificate signed by the Seller on behalf of the Seller.

(f)           As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or Claim will be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, which would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the respective businesses of the Company, the Buyer, or any of their respective Affiliates, the right of the Buyer following the Closing to own the Interests or the right of the Buyer to operate the Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by the Buyer if any such Claim was initiated by the Buyer.

(g)           All consents, approvals and waivers disclosed or required to be disclosed on Schedule 5.5 shall have been received.  Any notifications which do not require consent, approval or waiver of the transactions contemplated hereby listed on Schedule 5.5 required to be given to any third party prior to Closing shall be given at Closing.

(h)           All Indebtedness shall have been repaid in full (including in accordance with Section 2.3), and Buyer shall have received evidence, reasonably satisfactory to Buyer, demonstrating that the Indebtedness has been paid in full and that all Liens (other than Permitted Liens) with respect to the Company, its assets and the Interests have been released.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1   Termination.  This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing:

(a)           By mutual written consent of the Buyer and the Seller Parties;

(b)           By the Buyer, or by the Seller Parties, if the Closing shall not have occurred on or before the date this is thirty (30) calendar days after the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transaction to be consummated on or before such date;

(c)           By the Buyer, or by the Seller Parties, if an Order has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to any party whose breach of any provision of this Agreement has been a principal cause of or resulted in results in the imposition of such Order; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to any party who has not used commercially reasonable efforts to lift any such Order;

(d)           By the Seller Parties if prior to the Closing Date (i) there shall have been a breach of or inaccuracy in any of the representations or warranties on the part of the Buyer contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, or (ii) there shall have been a breach of any covenant or agreement on the part of the Buyer contained in this Agreement which, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, in either case (i) or (ii) which breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice thereof to the Buyer and (B) the End Date; or

(e)           By the Buyer if prior to the Closing Date (i) there shall have been a material breach of or inaccuracy in any of the representations or warranties on the part of the Company and the Seller contained in this Agreement, or (ii) there shall have been a material breach of any covenant or agreement on the part of the Seller Parties contained in this Agreement, in either case (i) or (ii) which breach or inaccuracy shall not have been cured, as applicable, prior to the earlier of (A) fifteen (15) days following notice thereof to the Seller Parties and (B) the End Date; or (iii) there shall have occurred any event or circumstance that constitutes a Material Adverse Effect.

9.2    Effect of Termination.  If this Agreement is terminated in accordance with Section 9.1 hereof, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of the Confidentiality Agreement, this Section 9.2, Section 9.3, Section 11.1, Section 11.4, Section 11.6, Section 11.7, Section 11.8 and Section 11.9 shall remain in full force and effect, and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder and in the event of such breach the parties will be entitled to exercise any and all remedies available under Law or in equity in accordance with this Agreement.

9.3    Expenses.  Each of the Buyer and the Seller Parties shall bear its own fees and expenses (“Costs”) incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, fees and disbursements of attorneys and financial advisors).  The Company shall bear the Costs of the Seller through the Closing Date (the “Pre-Closing Costs”), provided that all such Pre-Closing Costs shall be paid by the Company on or before the Closing Date.

9.4    Amendment.  This Agreement may not be amended except by an instrument specifically referring to this Agreement signed by the parties hereto.

9.5    Waiver.  At any time prior to the Closing Date, the Buyer with respect to the Seller Parties and the Seller Parties with respect to the Buyer may (a) extend the time for the performance of any of the obligations or other acts  provided herein or in any document delivered pursuant hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing specifically referring to this Agreement signed by the party or parties to be bound thereby.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 10

INDEMNIFICATION

10.1    Survival of Representations and Warranties.

(a)           Except for the representations and warranties set forth in Sections 5.9 (“Employee Benefits”) and  5.11 (“Tax Matters”), which shall survive Closing for the period for which the applicable statute of limitations (including extensions thereof) remains open and except for the representations and warranties set forth in Section 4.2 (“Title”), Section 5.2 (“Capitalization; Record Ownership of Interests”), Section 5.3 (“Actions and Authority; Enforceability”) and Section 5.8 (“Brokers”) (collectively, the “Fundamental Representations”) which shall survive Closing indefinitely, each representation and warranty of any of the Seller Parties in this Agreement or in any other Agreement Document shall survive the Closing for a period of twenty-four (24) months.

(b)           Each representation and warranty of the Buyer in this Agreement or in any other Agreement Document shall survive the Closing for a period of twenty four (24) months.

(c)           Any claim for indemnification arising out of the breach of or inaccuracy in any representation or warranty contained herein or in any other Agreement Document must be made prior to the termination of the applicable time periods set forth under Sections 10.1(a) and 10.1(b).  Except as otherwise provided for herein, the covenants and agreements contained in this Agreement will survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.

10.2    Terms of Indemnification.

(a)           By the Seller Parties.  The Company before the Closing and the Seller after the Closing shall protect, defend, indemnify and hold harmless the Buyer Parties from and against (i) any and all Damages incurred by the Buyer Parties arising out of or resulting from any breach of or inaccuracy in any of the representations or warranties of the Seller Parties, or any breach of any of their covenants and other agreements, in each case contained in this Agreement or any of the Other Agreement Documents (without giving effect to any amendment(s) to the Seller Parties’ disclosure schedules delivered pursuant to Section 7.4 hereof); provided however, that for purposes of determining Damages with respect to any breach of any such representations and warranties (but not for determining whether or not there has been a breach), such representations any warranties of the Seller Parties shall be deemed to have been made without any Materiality Qualifications, provided that the limitations of Section 10.4(a) hereof shall continue to apply nonetheless; and/or (ii) any Claim by or on behalf of Paula Haiwick against any Buyer Party arising out of any OARs previously issued to Ms. Haiwick

(b)           By the Buyer Parties.  The Buyer shall protect, defend, indemnify and hold harmless the Seller Parties from and against any and all Damages arising out of or resulting from any breach of or inaccuracy in any of the Buyer’s representations or warranties, or any breach of any covenants or other agreements, in each case contained in this Agreement.

10.3    Procedures.  This Section 10.3 shall apply to Claims by a third party covered by this Article 10.  In the event that an indemnified party becomes aware of a third party Claim that the indemnified party reasonably believes may result in a demand for indemnification pursuant to this Article 10, the indemnified party shall promptly notify the indemnifying party of such Claim.  The failure to promptly give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually prejudiced thereby. The indemnifying party shall have the right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such Claim with legal counsel of its own selection; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such Claim if the indemnifying party refuses to acknowledge fully the indemnifying party’s obligations under this Article 10 to the indemnified party (in the event any Damages are incurred by any Buyer Parties) or contests, in whole or in part, such obligations, and further provided, the indemnifying party shall not have the right to defend or direct the defense of such Claim if: (i) the third party asserting the claim is a customer of the Buyer or the Company; (ii) an adverse judgment with respect to the Claim will establish a precedent materially adverse to the continuing business interests of the Buyer and/or the Company; (iii) there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of such defense; or (iv) such Claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the indemnified party.  The indemnified party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have.  The indemnified party shall, and shall cause its Affiliates (and their respective directors, officers, agents and employees), to at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, or otherwise render reasonable assistance to, the indemnifying party (i) in its defense of any action for which indemnity is sought under this Article 10, and (ii) its prosecution of any related claim, cross-complaint, counterclaim or right of subrogation.  In the event the indemnifying party fails to timely defend, contest or otherwise protect against any such Claim or if the indemnified party has the right to retain the defense of Claim hereunder, the indemnified party shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims or otherwise protect against the same at the indemnifying party’s expense.  No Claim subject hereto may be settled unless the indemnified party and the indemnifying party consent thereto, such consent not to be unreasonably withheld.

10.4    Limitations on Indemnification; Additional Indemnification Provisions.

(a)           Notwithstanding any other provision of this Agreement, but subject to the last sentence of this Section 10.4(a) and Section 10.4(b) below, (i) the maximum aggregate liability of the Seller Parties for Claims made pursuant to Section 10.2(a) shall be limited to an amount (the “Indemnification Cap”) equal to Four Million Seven Hundred Thousand Dollars ($4,700,000), and (ii) no Buyer Party shall be entitled indemnification for Damages pursuant to Section 10.2(a) unless and until the aggregate amount of Damages incurred by the Buyer Parties exceeds $300,000 (the “Indemnification Threshold”) after which the Seller Parties shall be liable for such Damages in excess of the Indemnification Threshold.  Notwithstanding anything to the contrary in this Agreement, the following shall not be subject to the Indemnification Threshold or the Indemnification Cap: (i) Claims pursuant to Section 10.2(a)(i) based on breaches of or inaccuracies in Section 5.11 (“Tax Matters”) or in any Fundamental Representation, (ii) Claims pursuant to Section 10.2(a)(ii), and (iii) Claims for intentional or willful breaches or fraud.

(b)  The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing; provided; however, that nothing herein is intended to waive or otherwise limit any claims for Damages resulting or arising from fraudulent or willful misconduct or waive any equitable remedies to which a party may be entitled.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy provided by this Agreement by any party will not preclude or waive the right to use any or all other remedies provided by this Agreement.

(c)           The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants, and obligations in this Agreement or any other Agreement Document will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations unless specifically set forth in such waiver.

(d)           The Buyer will have the right, subject to this Article 10, to set off any amounts payable to the Seller under this Agreement against any amounts payable to the Buyer Parties by a Seller Party under this Article 10.

(e)           Notwithstanding anything to the contrary herein, upon Closing, the Company shall cease to be a Seller Party and shall cease to have any indemnification obligations as a Seller Party hereunder and shall be treated as a Buyer Party, and the Seller Parties shall have no rights of recourse, whether for contribution or otherwise, against the Company for any payments the Seller Party may make, or may be obligated to make, under this Article 10 or any other section of this Agreement.

(f)           Upon making an indemnity payment pursuant to this Agreement, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such indemnified party and indemnifying party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(g)           Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.

(h)           Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all tax purposes allocated to ordinary income items, and no party shall take any position inconsistent with such characterization.

ARTICLE 11

GENERAL PROVISIONS

11.1    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or commercial overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer:

Dynamics Research Corporation
60 Frontage Road
Andover, MA  01810
Attn:  General Counsel
Fax: (978) 474-9204

with a copy to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, VA  22102
Attn: William Mutryn
Fax: (703) 720-8610

If to the Company (pre-Closing) or Seller:

Daisy D. Layman
1617 N. Edgewood St.
Arlington, VA  22201

with a copy to:

Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, VA  22182
Attn:  Joseph C. Schmelter
Fax:  (703) 821-8949

11.2    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.3    Cooperation in Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters after the Closing Date:
(a)  The Company and Seller, in her capacity as sole member of the Company, at Seller’s cost and expense, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end as of the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for the Tax periods which begin on or before the Closing Date and end after the Closing Date.  The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date.

(b)           In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be apportioned between the Buyer and the Seller using the same formulas as used to determine the Tax liability of the Buyer and the Seller with respect to such periods.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company

(c)           The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company or Seller, in her capacity as the sole member of the Company, pursuant to this Section 11.3 and any audit, litigation or other proceeding with respect to Taxes of the Company for Tax periods before and after the Closing Date that could affect Tax periods after the Closing Date; provided, however, that the Company will be in control of and make all decisions regarding the resolution of any such audit, litigation or other proceeding with respect to Taxes of the Company or Seller, in her capacity as the sole member of the Company, for Tax periods before and after the Closing Date that could affect Tax periods after the Closing Date.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer, the Company and the Seller will (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, the Buyer, the Company or the Seller, as the case may be, shall allow the requesting party to take possession of such books and records.  The Buyer, the Company and the Seller will, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby)

11.4    Entire Agreement; Assignment; Failure of Certain Conditions.  This Agreement, including the Exhibits and Schedules thereto, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by any party hereto, by operation of Law or otherwise; provided, however, that the Buyer may assign any of its respective rights and obligations to any Affiliate of the Buyer but no such assignment shall relieve the Buyer of its obligations hereunder.  Any attempted assignment which does not comply with the provisions of this Section 11.4 shall be null and void.

11.5    Parties in Interest; Successors and Assigns.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.6    Legal Counsel.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement
.
11.7    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of The Commonwealth of Massachusetts without regard to the choice or conflict of law principles thereof.

11.8    Arbitration.  Except with respect to matters referred to the Independent Accounting Firm and resolved through the Dispute Resolution Procedure in accordance with Section 2.4 or Section 2.7, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each a “Dispute”) that the parties are not able to resolve after good faith efforts over a period of fifteen (15) days shall be settled by arbitration conducted in Washington, D.C. and administered by the American Arbitration Association (the “AAA”).  Such arbitration shall be under the Commercial Arbitration Rules of the AAA (“Rules”), except as otherwise set forth in this Section 11.8, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(a)           If any party asserts that there exists a Dispute, such party shall select one arbitrator and the other party shall select one arbitrator.  If either party fails to make a selection, the AAA shall select one arbitrator on behalf of such party.  The two arbitrators so selected will choose within twenty (20) days after their selection a third arbitrator (or, if they fail to make a choice, the AAA shall choose a third arbitrator).  All three arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

(b)           In making their determination, the arbitrators shall not have the authority to modify any term or provision of this Agreement.  The decision of any two of the arbitrators shall be final, conclusive and binding on the parties.  The arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys’ fees, disbursements, arbitrators’ fees and fees payable to the AAA, to the prevailing party as they see fit.  The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who promptly shall act in accordance therewith.

(c)           Pre-hearing discovery shall be limited to exchange or production of documents and other written information.  The arbitrators shall conduct the arbitration so that a final award is made or rendered as soon as practicable, but in no event later than 120 days after the commencement of the arbitration nor later than twenty (20) days following the completion of the hearing, unless either period is reduced or extended by agreement of the parties, or by the arbitrators for cause.

(d)           In any arbitration hereunder, the Seller shall be deemed, for procedural purposes, to be one party and the other party in the arbitration shall be deemed, for procedural purposes, to be the Buyer.  Each of the Seller and the Buyer, if given due notice of the proceedings, shall be bound by the award in any arbitration hereunder, whether or not she or it chooses to participate in the arbitration.

11.9       Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.10    Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11    WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

11.12    Time.  Time is of the essence in each and every provision of this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

DYNAMICS RESEARCH CORPORATON

By:	/s/ David Keleher
Name:	David Keleher
Title:	Sr Vice President & CFO

KADIX SYSTEMS, LLC

By:	/s/ Daisy Layman
Name:	Daisy Layman
Title:	CEO & Sole Member

SELLER

/s/ Daisy Layman
Daisy D. Layman

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